Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT
among
DRILLSHIP HYDRA OWNERS INC.,

DRILLSHIP PAROS OWNERS INC.,

DRILLSHIP KITHIRA OWNERS INC.,

DRILLSHIP SKOPELOS OWNERS INC.,

DRILLSHIP SKIATHOS OWNERS INC.,

DRILLSHIP SKYROS OWNERS INC.,

DRILLSHIP KYTHNOS OWNERS INC.,

AGON SHIPPING INC.,

DRILLSHIPS FINANCING HOLDING INC.,

DRILLSHIPS OCEAN VENTURES INC.,

DRILLSHIPS VENTURES PROJECTS INC.,

DRILLSHIPS PROJECTS INC.,

DRILL RIGS HOLDINGS INC.,

OCEAN RIG 1 INC.,
and
OCEAN RIG 2 INC.,
as Borrowers,
OCEAN RIG UDW INC.,
as Parent,
THE LENDERS PARTY HERETO,
and
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent

Dated as of September 22, 2017

TABLE OF CONTENTS
Page

SECTION 1.	Definitions and Accounting Terms	2
1.01.	Defined Terms	2
1.02.	Terms Generally; Accounting Terms; GAAP	44
SECTION 2.	Amount and Terms of Loans	45
2.01.	The Loans	45
2.02.	Notes	45
2.03.	Interest	46
2.04.	Increased Costs, Illegality, etc.	46
2.05.	Change of Lending Office; Limitation on Additional Amounts	47
2.06.	Replacement of Lenders	48
2.07.	Loan Repurchases	48
2.08.	Loan Refinancing Protection	49
SECTION 3.	Fees	49
3.01.	Fees	49
SECTION 4.	Prepayments; Payments; Taxes	49
4.01.	Voluntary Prepayments	49
4.02.	Event of Loss	50
4.03.	Issuance of Debt	52
4.04.	Change of Control	52
4.05.	Repayment of the Loans	53
4.06.	Method and Place of Payment	53
4.07.	Net Payments; Taxes	54
4.08.	Application of Proceeds	56
SECTION 5.	Conditions Precedent	57
5.01.	Conditions Precedent to Restructuring Effective Date	57
SECTION 6.	Representations, Warranties and Agreements	60
6.01.	Corporate/Limited Liability Company/Limited Partnership Status	60
6.02.	Corporate Power and Authority	60
6.03.	No Violation	61
6.04.	Governmental Approvals	61
6.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; etc.	61
6.06.	True and Complete Disclosure	62
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6.07.	Margin Regulations	62
6.08.	Tax Returns; Payments; Tax Treatment	62
6.09.	Compliance with ERISA	63
6.10.	Collateral; the Security Agreements	64
6.11.	Capitalization	65
6.12.	Subsidiaries	65
6.13.	Compliance with Statutes, etc.	65
6.14.	Investment Company Act	65
6.15.	Legal Names; Type of Organization (and Whether a Registered
	Organization); Jurisdiction of Organization; etc.	65
6.16.	Environmental Matters	66
6.17.	No Default	67
6.18.	Patents, Licenses, Franchises and Formulas	67
6.19.	Anti-Corruption Laws	67
6.20.	Insurance	67
6.21.	Collateral Vessels	68
6.22.	Properties	68
6.23.	Anti-Terrorism	68
6.24.	Form of Documentation	69
6.25.	Place of Business	69
6.26.	No Immunity	69
6.27.	Labor Matters	70
6.28.	Existence	70
6.29.	Litigation	70
SECTION 7.	Covenants	70
7.01.	Maintenance of Property; Insurance	70
7.02.	Existence; Conduct of Business	73
7.03.	Operation of Collateral Vessels	73
7.04.	Payment of Obligations	73
7.05.	Reports	73
7.06.	Notices of Material Events	74
7.07.	Filings; Additional Guarantors; Further Assurances	75
7.08.	Compliance Certificate	76
7.09.	Books and Records; Inspection and Audit Rights	77
7.10.	Compliance with Laws	77
7.11.	Rated Credit Facilities	77
7.12.	Transactions with Affiliates	77
7.13.	Limitations on Liens	79
7.14.	Limitations on Merger, Consolidation or Sale of Assets	79
7.15.	Limitations on Restricted Payments	81
7.16.	Limitations on Indebtedness and Issuance of Preferred Stock	83

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7.17.	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries	87
7.18.	Designation of Restricted, Unrestricted and Immaterial Subsidiaries	89
7.19.	Business Activities	91
7.20.	Rights to Earnings from Collateral Vessels and Ownership of Collateral Vessels	91
7.21.	Limitation on Asset Sales	91
7.22.	Sale and Lease-Back Transactions	94
7.23.	Suspension of Covenants	94
7.24.	Post-Closing Matters	95
SECTION 8.	Events of Default and Remedies	96
SECTION 9.	The Administrative Agent	99
9.01.	Appointment	99
9.02.	Nature of Duties	100
9.03.	Lack of Reliance on the Administrative Agent	101
9.04.	Certain Rights of the Administrative Agent	101
9.05.	Reliance	101
9.06.	Indemnification	101
9.07.	The Administrative Agent in its Individual Capacity	102
9.08.	Holders	102
9.09.	Resignation or Removal of the Administrative Agent	102
9.10.	Co-Collateral Agent; Separate Collateral Agent	103
9.11.	Security Trustee	103
SECTION 10.	Miscellaneous	104
10.01.	Payment of Expenses, etc.	104
10.02.	Right of Setoff	106
10.03.	Notices	106
10.04.	Benefit of Agreement; Assignments; Participations	108
10.05.	No Waiver; Remedies Cumulative	111
10.06.	Payments Pro Rata	112
10.07.	Calculations; Computations	112
10.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	112
10.09.	Counterparts	114
10.10.	Effectiveness	114
10.11.	Headings Descriptive	114
10.12.	Amendment or Waiver; etc.	114
10.13.	Survival	116
10.14.	Domicile of Loans	116
10.15.	Register	117

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10.16.	Confidentiality	117
10.17.	Currency Conversion Shortfall	118
10.18.	Releases	118
10.19.	Release of Guarantees	119
10.20.	Keepwell	119
10.21.	Acknowledgement and Consent to Bail-In of EEA Financial Institution	120
10.22.	Relative Rights of Secured Parties.	120
10.23.	Intercreditor Agreement	123

ANNEX I	Guarantors

SCHEDULE 2.01	Loans
SCHEDULE 6.10	UCC-1 Filing Offices
SCHEDULE 6.11	Capital Stock of Borrowers and Guarantors
SCHEDULE 6.12	Subsidiaries of Parent
SCHEDULE 6.12(a)	Immaterial Subsidiaries
SCHEDULE 6.12(b)	Unrestricted Subsidiaries
SCHEDULE 6.15	Legal Name, Type of Organization (and Whether a Registered Organization), Jurisdiction of each Loan Party
SCHEDULE 6.21	Collateral Vessels
SCHEDULE 6.22	Properties
SCHEDULE 6.29	Litigation
SCHEDULE 7.12	Restrictive Agreements
SCHEDULE 7.14	Existing Investments
SCHEDULE 7.16	Existing Indebtedness
SCHEDULE 7.24	Post-Closing Matters

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guarantee Agreement
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Insurance Assignment
EXHIBIT E	Form of Earnings Assignment
EXHIBIT F	Form of Perfection Certificate
EXHIBIT G	Form of Note
EXHIBIT H	Form of Ship Mortgage
EXHIBIT I	Form of Intercreditor Agreement
EXHIBIT J	Form of Appointment Letter

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CREDIT AGREEMENT, dated as of September 22, 2017, by and among DRILLSHIP HYDRA OWNERS INC., a Marshall Islands corporation ("Hydra"), DRILLSHIP PAROS OWNERS INC., a Marshall Islands corporation ("Paros"), DRILLSHIP KITHIRA OWNERS INC., a Marshall Islands corporation ("Kithira"), DRILLSHIP SKOPELOS OWNERS INC., a Marshall Islands corporation ("Skopelos"), DRILLSHIP SKIATHOS OWNERS INC., a Marshall Islands corporation ("Skiathos"), DRILLSHIP SKYROS OWNERS INC., a Marshall Islands corporation ("Skyros"), DRILLSHIP KYTHNOS OWNERS INC., a Marshall Islands corporation ("Kythnos"), AGON SHIPPING INC., a Marshall Islands corporation ("Agon"), DRILLSHIPS FINANCING HOLDING INC., a Marshall Islands corporation ("DFH"), DRILLSHIPS OCEAN VENTURES INC., a Marshall Islands corporation ("DOV"), DRILLSHIPS VENTURES PROJECTS INC., a Delaware corporation ("DVP"), DRILLSHIPS PROJECTS INC., a Delaware corporation ("DPI"), DRILL RIGS HOLDINGS INC., a Marshall Islands corporation ("DRH"), OCEAN RIG 1 INC., a Marshall Islands corporation ("ORIG 1"), and Ocean Rig 2 Inc., a Marshal Islands corporation ("ORIG 2", and collectively with Hydra, Paros, Kithira, Skopelos, Skiathos, Skyros, Kythnos, Agon, DFH, DOV, DVP, DPI, DRH and ORIG 1 are referred to hereinafter each individually as a "Borrower" and collectively, jointly and severally, as the "Borrowers"), OCEAN RIG UDW INC., an exempted company registered in the Cayman Islands by way of continuation ("Parent"), the Lenders from time to time party hereto and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the "Administrative Agent") and collateral agent (in such capacity, the "Collateral Agent"). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H:
A.          On May 22, 2017, Parent, DFH (company registration number 61701 and a foreign office in the Cayman Islands at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands) and DOV (company registration number 55652 and a foreign office in the Cayman Islands at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands) (such parties, the "Scheme Parties") commenced implementation of the Scheme Implementation Steps (as defined in the Restructuring Agreement) seeking the sanction of the Grand Court of the Cayman Islands (the "Court") of the proposed compromises between the Scheme Parties and their creditors pursuant to Section 86 of the Cayman Companies Law (2016 Revision) (the "Schemes").
B.          The Scheme Parties are guarantors or borrowers with respect to the Existing Obligations.
C.          Pursuant to the terms of the Restructuring Agreement and subject to the terms contained herein, on the Restructuring Effective Date (as defined in the Restructuring Agreement), the Existing Lenders in satisfaction of the Existing Obligations shall receive (i) loans under this new term loan facility in an aggregate principal amount of $449,999,836, (ii) ordinary shares of the Parent and (iii) cash.
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D.          In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
SECTION 1.          Definitions and Accounting Terms.
1.01          Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"Acquired Debt" shall mean, with respect to any specified Person:
(1)          Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Restricted Subsidiary) or expressly assumed in connection with the acquisition of assets from any other such Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Indebtedness being Incurred in connection with the acquisition of assets; and
(2)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
Acquired Debt shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the later of the date such Indebtedness is Incurred or the date of the related acquisition of assets from such Person.
"Additional Drilling Unit" shall mean a drilling rig or drillship or other Vessel that is used or useful in the Permitted Business.
"Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor or permitted assignee thereof.
"Administrative Agent Fee Letter" shall mean a fee letter dated as of the date hereof between the Borrowers and the Administrative Agent setting forth the annual fees payable to the Administrative Agent.
"Affiliate" of any specified Person shall mean, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.
"Affiliate Transaction" shall have the meaning provided in Section 7.12(a).

"Agents" shall mean, collectively, the Administrative Agent and the Collateral Agent, including in its capacity as Security Trustee.
"Agreement" shall mean this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.
"Anti-Money Laundering Laws" shall have the meaning provided in Section 6.23(a).
"Asset Sale" shall mean:
(1)          any sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Parent or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction;
(2)          the issuance or sale of Equity Interests in any of the Restricted Subsidiaries, whether in a single transaction or a series of related transactions; and
(3)          an Involuntary Transfer.
Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:
(1)          a transfer of Equity Interests or other assets between or among the Parent and the Restricted Subsidiaries so long as any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreements in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;
(2)          an issuance of Equity Interests by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary (which must be a Borrower or a Guarantor if the Equity Interests are of a Borrower or a Guarantor);
(3)          the sale, lease or other disposition of products, services or accounts receivable (but only in connection with the compromise or collection thereof and not as part of any financing transaction) in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business, in each case excluding any such sales, leases or other dispositions by operations or divisions discontinued or to be discontinued;
(4)          the sale or other disposition of cash or Cash Equivalents, hedging contracts or other financial instruments;
(5)          licenses and sublicenses by the Parent or any of the Restricted Subsidiaries of software or intellectual property in the ordinary course of business and not materially interfering with the conduct of the business of the Parent or any of the Restricted Subsidiaries, in

each case so long as no such grant otherwise affects the Collateral Agent's security interest in the asset or property subject thereto;
(6)          the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent and the Restricted Subsidiaries taken as a whole or of the Borrowers and the Guarantors taken as a whole in a manner governed by Section 7.14 or any disposition that constitutes a Change of Control;
(7)          a Restricted Payment that does not violate Section 7.15 or a Permitted Investment; and
(8)          the creation or perfection of any Lien permitted pursuant to this Agreement, and any disposition of assets constituting Collateral resulting from foreclosure under any such Lien by the Collateral Agent, or any disposition of assets not constituting Collateral resulting from foreclosure under any such Lien.
"Asset Sale Offer" shall have the meaning provided in Section 7.21(e).
"Asset Sale Offer Period" shall have the meaning provided in Section 7.21(g).
"Asset Sale Offer Settlement Date" shall have the meaning provided in Section 7.21(g).
"Asset Sale Offer Termination Date" shall have the meaning provided in Section 7.21(h).
"Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit A (appropriately completed).
"Assignments" shall mean, collectively, each Insurance Assignment and each Earnings Assignment.
"Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction shall mean, at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease; provided that if such discount rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate agreed to between the Administrative Agent and the Borrowers, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of "Capital Lease Obligations."
"Authorized Representative" shall mean, with respect to (a) delivering notices on behalf of the Borrowers, any Person or Persons that has or have been authorized by the Board of Directors or similar governing body of each Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (b) delivering financial information and officer's certificates relating to financial matters on behalf of any specified Person pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer or controller of such specified Person or, if there is no chief financial officer, treasurer or controller of such specified Person, any other senior executive officer of such specified Person designated by the president or the Board of Directors of such specified Person or such specified Person's general partner as being a financial officer authorized to deliver and certify financial information on behalf of such specified Person under this Agreement and (c) any other matter on behalf of any specified Person in connection with this Agreement or any other Loan Document, any officer (or a Person or Persons so designated by any two officers) of such specified Person or of such specified Person's general partner, if applicable.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Case" shall have the meaning provided in Section 10.22(e).
"Bankruptcy Law" shall mean Title 11 of the United States Code, as may be amended from time to time, or any similar federal, state or foreign law for the relief of debtors.
"Beneficial Owner" shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13 (d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
"Board of Directors" shall mean:
(1)          with respect to a corporation, the board of directors of such corporation or any committee thereof duly authorized to act on behalf of such board of directors;
(2)          with respect to a partnership, the board of directors of the partnership or the general partner of such partnership, as the case may be;
(3)          with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the manager or any committee of managers; and
(4)          with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrower" and "Borrowers" shall have the meanings assigned to such terms in in the first paragraph of this Agreement.
"Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York, Norway, Marshall Islands, Cayman Islands, Greece, or the United Kingdom a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
"Capital Lease Obligations" shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
"Capital Stock" shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
"Cash Equivalents" shall mean (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized under, or authorized to operate as a bank under, the laws of any country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, the United States or any state thereof and, in each case, having capital, surplus and undivided profits in excess of $200,000,000 and which have a long term debt rating of "P-2" or higher by Moody's or "A-2" or higher by S&P, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within six months of the original issue thereof and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
"Change of Control" shall mean:
(1)          the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation and other than operating leases arising as a result of a drilling contract or vessel employment contract entered into in the ordinary course of business consistent with past practice and prevailing industry standards), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and the Restricted Subsidiaries taken as a whole or of the Borrowers and the Guarantors taken as a whole;
(2)          the Parent is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of the Parent; or
(3)          the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent, measured by voting power rather than number of shares.
"Change of Control Notice" shall have the meaning provided in Section 4.04(b).
"Change of Control Offer" shall have the meaning provided in Section 4.04(a).
"Change of Control Payment Date" shall have the meaning provided in Section 4.04(b)(iii).
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Collateral" shall mean all rights, assets and property, whether now owned or hereafter acquired, upon which a Lien or Mortgage securing the Secured Obligations is granted or purported to be granted under any Collateral Agreements. Collateral shall not include Excluded Property.
"Collateral Agent" shall have the meaning provided in the first paragraph of this Agreement, and shall include its capacity as Security Trustee and any successor or permitted assignee thereof.
"Collateral Agreements" shall mean, collectively, the Security Agreement, each Mortgage, each Assignment and each other instrument, including any security document or pledge agreement, creating Liens in favor of the Collateral Agent as required by the Loan Documents, in each case, as the same may be in force from time to time.

"Collateral and Guarantee Requirement" shall mean, at any time, the requirement that:
(1)          (i) each direct and indirect Subsidiary of the Parent (other than an Excluded Subsidiary) shall have duly authorized, executed and delivered to the Administrative Agent the Guarantee Agreement or a supplement thereto, substantially in the form attached thereto, as applicable (pursuant to which such Subsidiary becomes subject to the obligations of a Guarantor), and the Guarantee Agreement shall be in full force and effect;
(2)          each Loan Party shall have duly authorized, executed and delivered (i) a Perfection Certificate, (ii) the Security Agreement or a supplement thereto, substantially in the form attached thereto, pursuant to which, among other things, all the Capital Stock of the Borrowers and the Guarantors (other than the Parent) shall have been pledged to secure the Secured Obligations, and the Borrowers and the applicable Guarantors shall have (1) delivered to the Collateral Agent, as pledgee, all of the Pledged Securities, together with executed and undated stock powers and (2) otherwise complied with all of the requirements set forth in the Security Agreement and (iii) any other related documentation necessary or, as reasonably determined by the Required Lenders, advisable to perfect the Lien on the Collateral referred to in the Security Agreement in the respective jurisdictions of formation or of the chief executive office, as the case may be, of the Parent, the Borrowers or the Guarantors, or as other jurisdictions as provided by applicable law, and the Security Agreement shall be in full force and effect, and the Collateral Agent shall have received evidence that all other actions necessary or, in the reasonable opinion of the Required Lenders desirable, to perfect (to the extent such security interests may be perfected) and protect the security interests purported to be created by such Security Agreement have been taken;
(3)          the Collateral Agent shall have received duly authorized, executed and delivered, (i) Insurance Assignments from each applicable Guarantor substantially in the form of Exhibit D covering all of such Guarantor's present and future interest in insurance in respect of the Collateral Vessels and other Collateral, and each Insurance Assignment shall be in full force and effect, (ii) Earnings Assignments from each applicable Guarantor substantially in the form of Exhibit E, covering all Earnings derived from or related to a Collateral Vessel, and each Earnings Assignment shall be in full force and effect, and (iii) a control agreement (or comparable arrangement under applicable law, in each case sufficient to grant Control (as defined in the Security Agreement) to the Collateral Agent) with respect to each Earnings Account, and such control agreements (or comparable arrangements) shall be in full force and effect;
(4)          all UCC financing statements required by applicable law or reasonably requested by the Required Lenders to be filed, registered or recorded to perfect the Liens intended to be perfected pursuant to the terms of the Collateral Agreements with the priority required by the Collateral Agreements shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
(5)          all deposit accounts, securities accounts and Earnings Accounts of the Loan Parties (other than Excluded Accounts) shall be subject to a valid and enforceable security interest in favor of the Collateral Agent and a control agreement in form and substance satisfactory to the Required Lenders;
(6)          the Collateral Agent shall have received counterparts of Ship Mortgages with respect to each Collateral Vessel and each Substitute Vessel, as applicable, duly authorized, executed and delivered by each Loan Party that holds an interest in each such Collateral Vessel or Substitute Vessel, as applicable, and each such Ship Mortgage shall be effective upon filing to create in favor of the Collateral Agent (acting as Security Trustee), for the benefit of the Secured Parties, a legal, valid and enforceable first-priority ship mortgage on, and Lien upon, such Collateral Vessel or Substitute Vessel, as applicable, subject only to Permitted Collateral Liens, and each Ship Mortgage shall be in full force and effect; and
(7)          all filings, deliveries of instruments, legal opinions and other actions necessary or, in the reasonable opinion of the Required Lenders, desirable to perfect and preserve the first priority security interests (subject to Permitted Collateral Liens) described in clauses (a) through (e) above shall have been duly effected or delivered, as the case may be, and the Collateral Agent shall have received customary evidence thereof.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing definition shall not require the assignment of any Collateral Vessel Contracts or the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, any Excluded Property, and (b) Liens required to be granted from time to time pursuant to the "Collateral and Guarantee Requirement" shall be subject to exceptions and limitations expressly set forth in this Agreement and the Collateral Agreements. "Collateral Vessel Contract" shall mean any charterparty, pool agreement or drilling contract in respect of any Collateral Vessel or other contract for use of any Collateral Vessel.
"Collateral Vessels" shall mean the (i) five sixth generation advanced capability ultra-deepwater drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon, the Ocean Rig Mykonos and the Ocean Rig Paros and three seventh generation drillships the Ocean Rig Mylos, the Ocean Rig Skyros and the Ocean Rig Athena, in each case as more thoroughly described on Schedule 6.21(a), (ii) following the DAS Joinder Date, a seventh generation deep water drillship, the Ocean Rig Apollo, as more thoroughly described on Schedule 6.21(b), (iii) one fifth generation deep water semisubmersible drilling rig, the Leiv Eiriksson, as more thoroughly described on Schedule 6.21(c) and (iv) each Vessel acquired by Parent or any Restricted Subsidiary after the Restructuring Effective Date. Each such vessel is a Collateral Vessel.
"Communications" shall have the meaning provided in Section 10.03(d)(ii).
"Completed Drilling Equipment Value" shall mean, at any time, the Fair Market Value of all completed and delivered Drilling Equipment owned by the Parent and its Restricted Subsidiaries at such time.

"Consolidated Cash Flow" shall mean, with respect to any period, Consolidated Net Income of the Parent for such period plus, without duplication:
(1)          provision for taxes based on income or profits of the Parent and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)          the Consolidated Interest Expense of the Parent and the Restricted Subsidiaries to the extent that such Consolidated Interest Expenses were deducted in computing such Consolidated Net Income; plus
(3)          depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, but including, for the avoidance of doubt, any write-off or write-down of capitalized debt issuance costs) of the Parent and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(4)          non-recurring business optimization expenses and other restructuring charges, including expenses incurred in connection with inventory optimization programs, office or facility closure, relocation, headcount savings, product margin and integration savings, office or facility consolidations and openings, retention, severance, systems establishment costs, contract termination costs and reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses; minus
(5)          non-cash items (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) increasing such Consolidated Net Income of the Parent and the Restricted Subsidiaries for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
"Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of the Consolidated Cash Flow of the Parent for such period to the Consolidated Interest Expense of the Parent for such period; provided, however, that:
(1)          if the Parent or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date a determination of the Consolidated Interest Coverage Ratio is to be made, or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;
(2)          if the Parent or any of the Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period, or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period;
(3)          if, since the beginning of such period, the Parent or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such disposition for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent and the continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(4)          if, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) above or (7) or (8) below if made by the Parent or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period;
(5)          if, since the beginning of such period, any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;
(6)          Consolidated Cash Flow and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded but, with respect to Consolidated Interest Expense, only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Parent or any of the Restricted Subsidiaries following such classification; and
(7)          if, since the beginning of such period, the Parent or any Restricted Subsidiary shall have by merger or otherwise, made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary), Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including, without limitation, the Incurrence of any Indebtedness) as if such Investment had occurred on the first day of such period.

"Consolidated Interest Expense" shall mean, with respect to any Person for any period, the sum, without duplication, of:
(1)          the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations in accordance with GAAP, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding:
(a)          amortization of debt issuance costs; and
(b)          any nonrecurring charges relating to any premium or penalty paid, write-off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense;
(2)          the consolidated interest expense of such Person and any of its Restricted Subsidiaries that was capitalized during such period; and
(3)          dividends paid in cash or Disqualified Stock in respect of all Preferred Stock of Restricted Subsidiaries and all Disqualified Stock of such Person or any of its Restricted Subsidiaries in each case held by persons other than such Person or any of its Restricted Subsidiaries.
"Consolidated Net Income" shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:
(1)          the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or its Subsidiary during such period;
(2)          [Reserved];
(3)          the cumulative effect of a change in accounting principles shall be excluded;
(4)          non-cash gains and losses due solely to fluctuations in currency values shall be excluded;
(5)          in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded;

(6)          the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or the date that such Person's assets are acquired shall be excluded;
(7)          the effects resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Restructuring Effective Date shall be excluded;
(8)          any unrealized gain (or loss) in respect of Hedging Obligations shall be excluded;
(9)          non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards shall be excluded;
(10)          goodwill write-downs or other non-cash impairments of assets shall be excluded;
(11)          drydock, shipyard stay and special survey expenses (other than Drydock, Shipyard Stay and Special Survey Amortization Expense for the applicable period) shall be excluded; and
(12)          other non-cash or non-recurring charges shall be excluded.
"Consolidated Tangible Assets" shall mean, as of any date, total assets, less goodwill and other intangible assets, in each case as shown on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries prepared in accordance with GAAP for which internal financial statements are available immediately preceding the date on which any calculation of Consolidated Tangible Assets is being made.
"Consolidated Total Assets" shall mean, for any date of determination, the consolidated amount of all assets of the Parent and its Subsidiaries at such date reflected on the financial statements most recently delivered or that should have been delivered pursuant to Section 7.05.
"Consolidated Total Indebtedness" shall mean, with respect to any Person as of any date of determination, the sum, without duplication, of:
(1)          the total amount of Indebtedness (other than Hedging Obligations) of such Person and its Subsidiaries; plus
(2)          the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of the Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.
For the avoidance of doubt, Consolidated Total Indebtedness shall be calculated on a pro forma basis to exclude any Indebtedness which is redeemable pursuant to its terms and which has been unconditionally called for redemption (or otherwise defeased or satisfied and discharged pursuant to its terms) with a scheduled redemption date within 180 days of the date of determination.

"Consolidated Total Leverage Ratio" shall mean, with respect to any Person, as of any date of determination, the ratio of (1) the remainder of (x) Consolidated Total Indebtedness of such Person as of the date of determination minus (y) cash and Cash Equivalents (in each case, free and clear of Liens other than Liens created pursuant to the Loan Documents) to (2) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.
"Court" shall have the meaning provided in the Recitals
"Creditors" shall have the meaning provided in Section 9.11.
"Custodian" shall mean any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.
"DAS Credit Agreement" shall mean that certain credit agreement dated as of February 13, 2015 by and among Drillship Alonissos Shareholders Inc., as borrower, Drillship Alonissos Owners Inc., as guarantor, the various financial institutions described therein, DNA Bank ASA, as agent, and the other parties party thereto.
"DAS Joinder Date" shall mean the earlier of (x) payment in full of the DAS Obligations or (y) the termination of the prohibition in the DAS Credit Agreement barring the DAS Parties from being subject to the Collateral and Guarantee Requirement.
"DAS Obligations" means "Secured Liabilities" as such term is defined in the DAS Credit Agreement.
"DAS Parties" shall mean "Obligors" as such term is defined in the DAS Credit Agreement.
"Debt Fund Affiliate" shall mean any Affiliate of a competitor of the Parent that is a bona fide debt fund or an investment vehicle that is primarily engaged in or advises debt funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which Affiliates of competitors of the Parent and investment vehicles managed or advised by such Affiliates that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make the investment decisions for such entity.
"Deed of Covenants" means the deed of covenants collateral to the Ship Mortgage for the Leiv Eiriksson.
"Default" shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
"DIP Financing" shall have the meaning provided in Section 10.22(e).

"DIP Financing Liens" shall have the meaning provided in Section 10.22(e).
"DIP Lenders" shall have the meaning provided in Section 10.22(e).
"Disqualified Stock" shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable (in each case other than in exchange for or conversion into Capital Stock that is not Disqualified Stock) at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date (as such date is set forth on the date of any determination). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Parent or the Borrowers, as applicable, to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent or the Borrowers, as applicable, may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.15. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.
"Dollar Equivalent" shall mean, with respect to any monetary amount in a currency other than Dollars, at any time of determination thereof, the amount of Dollars obtained by converting such other currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with such other currency as published in the Financial Times in the section entitled "Currencies, Bonds & Interest Rates" (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Borrowers) on the date of such determination. Except as expressly provided otherwise, whenever it is necessary to determine whether the Parent or any of the Restricted Subsidiaries has complied with any covenant or other provision in this Agreement or if there has occurred an Event of Default and an amount is expressed in a currency other than Dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such non-dollar currency.
"Dollars" and the sign "$" shall each mean lawful money of the United States.
"DRH Liens" shall mean liens created pursuant to the Collateral Agreements (as such term is defined in the Indenture dated as of September 20, 2012 by and among Drill Rigs Holdings Inc., each of the guarantors party thereto, U.S. Bank National Association, as trustee and Deutsche Bank Trust Company Americas, as noteholder collateral agent, registrar and paying agent) covering the Leiv Eiriksson.
"Drilling Equipment" shall mean one or more drilling rigs or drillships or other Vessels, together with all related spares, equipment and any additions or improvements.

"Drydock, Shipyard Stay and Special Survey Amortization Expense" shall mean, for any period, the amortized amount of all drydock, shipyard stay and special survey expenses in respect of Vessels of the Parent and the Restricted Subsidiaries for such period. Drydock, Shipyard Stay and Special Survey Amortization Expense with respect to any Vessel of the Parent or any Restricted Subsidiary will be amortized over a period commencing with the fiscal quarter in which any such expense is incurred and ending with the fiscal quarter in which the next drydock, shipyard stay or special survey, as applicable, with respect to such Vessel is scheduled to occur.
"Earnings" shall mean (a) all freight, hire and passage moneys payable to the Parent or any of its Subsidiaries as a consequence of the operation of a Vessel owned by the Parent or any of its Subsidiaries, including without limitation payments of any nature under any charterparty, pool agreement, drilling contract or other contract for use of such Vessel; (b) any claim under any guarantee in respect of any charterparty, pool agreement, drilling contract or other contract for use of a Vessel owned by the Parent or any of its Subsidiaries or otherwise related to freight, hire or passage moneys payable to the Parent or any of its Subsidiaries as a consequence of the operation of any of the Vessels owned by the Parent or any of its Subsidiaries; (c) compensation payable to the Parent or any of its Subsidiaries in the event of any requisition of any of the Vessels owned by the Parent or any of its Subsidiaries; (d) remuneration for salvage, towage and other services performed by any of the Vessels owned by the Parent or any of its Subsidiaries and payable to the Parent or any of its Subsidiaries; (e) demurrage and retention money receivable by the Parent or any of its Subsidiaries in relation to any of the Vessels owned by the Parent or any of its Subsidiaries; (f) all moneys which are at any time payable under the insurances in respect of loss of Earnings; (g) if and whenever any Vessel owned by the Parent or any of its Subsidiaries is employed on terms whereby any moneys falling within clauses (a) through (d) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the relevant Vessel; and (h) other money whatsoever due or to become due to any of the Parent or any of its Subsidiaries in relation to any of the Vessels owned by the Parent or any of its Subsidiaries.
"Earnings Accounts" shall mean any account into which Earnings derived from each Collateral Vessel Contract shall be deposited or forwarded that shall be subject to an account control agreement (or other comparable arrangements under U.K. laws or other applicable laws), except to the extent prohibited by applicable law.
"Earnings Assignment" shall mean, collectively, the first-priority assignments of Earnings in favor of the Collateral Agent given by the Borrowers and the applicable Guarantor in respect of all Earnings derived from the Collateral Vessels and their respective operations, substantially in the form of Exhibit E hereto as the same may be amended, supplemented or modified from time to time.
"EEA Financial Institution" means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein or Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Eligible Transferee" shall mean and include (a) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other "accredited investor" (as defined in Regulation D of the Securities Act) and (b) Parent and its Subsidiaries in accordance with the terms and subject to the conditions set forth in Section 2.07; provided that (i) no competitor of the Parent or any Affiliate of a competitor of the Parent that controls such competitor (other than a Debt Fund Affiliate), shall be an Eligible Transferee so long as no Event of Default has occurred and (ii) no (x) current or former officer of Parent or its Subsidiaries, (y) Person directly or indirectly controlled by a current or former officer of Parent or its Subsidiaries or (z) Affiliate of the foregoing shall be an Eligible Transferee.
"Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response or remedial actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of alleged injury or threat of injury to health, safety or the environment to the extent due to the Release of or exposure to Hazardous Materials.
"Environmental Law" shall mean any applicable federal, state, foreign, national, international or local statute, law, treaty, rule, regulation, ordinance, code, convention legally binding and enforceable guideline or written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the pollution, the environment, natural resources, or health and safety, including CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
"Environmental Liability" shall mean any liability, obligation, loss, claim, action, order, fine, penalty or cost, contingent or otherwise (including natural resource damages, costs of environmental remediation and indemnities), resulting from, arising out of or based upon (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any

Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security or loan that is convertible into, or exchangeable for, Capital Stock).
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Restructuring Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
"ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a domestic Subsidiary of the Parent would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code or any substantially similar provision of foreign law.
"ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by any Borrower, the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by any Borrower, the Parent or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (g) the incurrence by any Borrower, the Parent, or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by any Borrower, the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower, the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in "endangered" or "critical" status, within the meaning of Section 432 of the Code or Section 305 of ERISA or (i) the occurrence of any event or condition with respect to any Foreign Pension Plan that, under any applicable foreign law, is substantially similar to any of subsections (a) through (h) hereof.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Event of Default" shall have the meaning provided in Section 8.

"Event of Loss" shall mean any of the following events:
(1)          the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel;
(2)          the destruction of a Collateral Vessel;
(3)          damage to a Collateral Vessel to an extent, reasonably determined in good faith by a Financial Officer within 90 days after the occurrence of such damage, as shall make repair thereof uneconomical or shall render such Collateral Vessel permanently unfit for normal use (other than obsolescence); or
(4)          the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Collateral Vessel that shall not be revoked within three months.
An Event of Loss shall be deemed to have occurred:
(1)          in the event of the destruction or other actual total loss of a Collateral Vessel, on the date of such loss, or if such date is unknown, on the date such Collateral Vessel was last reported;
(2)          in the event of a constructive, agreed or compromised total loss of a Collateral Vessel, on the date of determination of such total loss;
(3)          in the case of any event referred to in clause (c) above, upon the date of determination; or
(4)          in the case of any event referred to in clause (d) above, on the date that is six months after the occurrence of such event.
"Event of Loss Offer" shall have the meaning provided in Section 4.02(d)(i).
"Event of Loss Offer Period" shall have the meaning provided in Section 4.02(d)(ii).
"Event of Loss Offer Settlement Date" shall have the meaning provided in Section 4.02(d)(ii).
"Event of Loss Offer Termination Date" shall have the meaning provided in Section 4.02(d)(iii)(1).
"Event of Loss Proceeds" shall mean all compensation, damages and other payments (including insurance proceeds), net of any taxes or reasonable and documented out-of-pocket fees and expenses required to be paid in connection with the applicable Event of Loss, received by the Parent, a Borrower or a Subsidiary of either of the Parent or a Borrower, or the Collateral Agent, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

"Excess Loss Proceeds" shall have the meaning provided in Section 4.02(d)(i).
"Excess Proceeds" shall have the meaning set forth in Section 7.21(e)
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
"Excluded Accounts" shall have the meaning provided in the Security Agreement.
"Excluded Property" shall mean the following, whether now owned or at any time hereafter acquired by a Borrower or any Guarantor or in which a Borrower or any such Guarantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence: (i) all Collateral Vessel Contracts; (ii) any general intangibles, governmental approvals or other rights arising under any contracts, instruments, permits, licenses or other documents if (but only to the extent that) the grant of a security interest therein would constitute a breach of a valid and enforceable restriction on the granting of a security interest therein or assignment thereof in favor of a third party (other than (A) to the extent that any such restriction or prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including bankruptcy law) or principles of equity, (B) to the extent that the other party has consented to the granting of a security interest therein or assignment thereof pursuant to the terms hereof or pursuant to a grant or assignment for security purposes generally or (C) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any such prohibition); (iii) cash and Cash Equivalents securing letters of credit, bank guarantees or similar instruments to the extent any Lien thereon constitutes a Permitted Lien; and (iv) any and all proceeds of any of the Excluded Property to the extent constituting Excluded Property described in clauses (i) through (iv) above (other than proceeds of a Collateral Vessel Contract assigned pursuant to an Earnings Assignment).
"Excluded Subsidiary" shall mean (a) each Unrestricted Subsidiary, (b) each Immaterial Subsidiary, (c) prior to the DAS Joinder Date, each of the DAS Parties, (d) any Subsidiary that is prohibited or otherwise prevented by applicable law or an existing agreement to which it is a party as of the Restructuring Effective Date from entering into the Guarantee Agreement or any Collateral Agreement and (e) any other Subsidiary with respect to which, in the reasonable judgment of the Required Lenders (which shall be confirmed in writing by notice to the Borrowers), the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
"Excluded Swap Guarantor" shall mean any Guarantor all or a portion of whose Guarantee Agreement of, or grant of a security interest to secure, any Swap Obligation (or any Guarantee Agreement thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

"Excluded Swap Obligations" shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Agreement of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee Agreement thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Agreement or security interest is or becomes illegal.
"Excluded Taxes" shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient's failure to comply with Section 4.07(g) and (c) any U.S. federal withholding Taxes imposed under FATCA.
"Existing Agreements" shall mean collectively the Existing Credit Agreements and the Existing Collateral Agreements.
"Existing Collateral Agreements" shall mean collectively (i) "Collateral Agreements" as such term is defined in the Existing DFH Credit Agreement and (ii) "Collateral Agreements" as such term is defined in the Existing DOV Credit Agreement.
"Existing Credit Agreements" shall mean collectively (i) the Existing DFH Credit Agreement and (ii) the Existing DOV Credit Agreement.
"Existing DFH Agent" shall mean Deutsche Bank AG New York Branch, as Administrative Agent and Pari Passu Collateral Agent under the Existing DFH Credit Agreement, and its successors and permitted assigns.
"Existing DFH Credit Agreement" shall mean that certain Credit Agreement dated as of July 12, 2013 by and among the Scheme Parties party thereto, the lenders party thereto, the Existing DFH Agent and the other parties party thereto.
"Existing DOV Agent" shall mean Deutsche Bank AG New York Branch, as Administrative Agent and Pari Passu Collateral Agent under the Existing DOV Credit Agreement, and its successors and permitted assigns.
"Existing DOV Credit Agreement" shall mean that certain Credit Agreement dated as of July 25, 2014 by and among the Scheme Parties party thereto, the lenders party thereto, the Existing DOV Agent and the other parties party thereto.
"Existing Indebtedness" shall mean Indebtedness of the Parent and its Subsidiaries in existence on the Restructuring Effective Date and set forth on Schedule 7.16.

"Existing Lender" shall mean collectively (i) "Lender" as such term is defined in the DFH Credit Agreement and (ii) "Lender" as such term is defined the DOV Credit Agreement.
"Existing Obligations" shall mean collectively (i) "Loan Document Obligations" as such term is defined in the Existing DOV Credit Agreement and (ii) "Loan Document Obligations" as such term is defined in the Existing DFH Credit Agreement.
"Fair Market Value" shall mean the value that would be paid by an informed and willing buyer to an unaffiliated, informed and willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the Board of Directors of the Parent (unless otherwise provided in this Agreement).
"FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into by the United States.
"FCPA" shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Financial Officer" shall mean the chief executive officer, president, chief financial officer, chief accounting officer, executive vice president or treasurer of the Parent.
"Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by a Borrower or any one or more of the Restricted Subsidiaries primarily for the benefit of employees of a Borrower or such Restricted Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made on termination of employment, and which plan is not subject to ERISA or the Code.
"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which were in effect on the Restructuring Effective Date in the United States.
"Governmental Authority" shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"guarantee" shall mean a guarantee other than by endorsement of negotiable instrument for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement obligations in respect thereof, of all or any part of any Indebtedness.
"Guarantee Agreement" shall mean that certain Guarantee Agreement dated as of the Restructuring Effective Date among the Guarantors party thereto and the Administrative Agent, substantially in the form of Exhibit B hereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
"Guarantors" shall mean the Parent and each Subsidiary of the Parent now existing or hereafter formed or acquired (other than an Excluded Subsidiary or a Borrower), in each case, together with their respective successors and assigns, until the guarantee of any such Person has been released in accordance with the provisions of this Agreement and the other Loan Documents and all such Guarantors as of the Restructuring Effective Date are set forth on Annex I.
"Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, ureaformaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances regulated as "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Law, and (c) any other chemical, material or substance which is regulated under Environmental Laws.
"Hedging Obligations" shall mean, with respect to any specified Person, the obligations of such Person under:
(1)          interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)          other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)          other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices (including prices of bunkers or lubricants) or freight rates.
Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, "Hedging Obligations" shall not include any Excluded Swap Obligations of such Excluded Swap Guarantor.
"Holding Period Trustee" means Glass Trustees Limited, a company incorporated in England and Wales with registration number 08466032.
"Holding Period Trustee Agreement" means the Holding Period Trustee Agreement, entered into in accordance with the Schemes, among the Holding Period Trustee, the

Parent, DFH, DOV and the Scheme Creditors (as defined in the Schemes) and Prime Clerk LLC as information agent, as amended, restated, supplemented or otherwise modified from time to time.
"Immaterial Subsidiary" means each Restricted Subsidiary designated as an Immaterial Subsidiary by written notice to the Administrative Agent pursuant to Section 7.18(d) that meets all of the following criteria calculated by reference to the most recent set of the financial statements delivered pursuant to Section 7.05: (a) the aggregate gross assets of any Restricted Subsidiary constituting an Immaterial Subsidiary as of the date of such statements does not exceed an amount equal to 2.5% of the Consolidated Total Assets of the Parent and the Restricted Subsidiaries (on a consolidated basis) as of such date; (b) the aggregate of the earnings before interest, tax, depreciation and amortization of any Restricted Subsidiary constituting an Immaterial Subsidiary for the four fiscal quarter period ending on such date does not exceed an amount equal to 2.5% of the earnings before interest, tax, depreciation and amortization of the Parent and the Restricted Subsidiaries (on a consolidated basis); (c) the aggregate gross assets of all Restricted Subsidiaries constituting Immaterial Subsidiaries as of the date of such statements do not exceed an amount equal to 5% of the Consolidated Total Assets of the Parent and the Restricted Subsidiaries (on a consolidated basis) as of such date; and (d) the aggregate of the earnings before interest, tax, depreciation and amortization of all Restricted Subsidiaries constituting Immaterial Subsidiaries (on a consolidated basis) for the four fiscal quarter period ending on such date do not exceed an amount equal to 5% of the earnings before interest, tax, depreciation and amortization of the Parent and the Restricted Subsidiaries (on a consolidated basis) for such period.
"Incur" shall have the meaning provided in Section 7.16(a).
"Indebtedness" shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether recourse is to all or a portion of the assets of such Person and whether or not contingent:
(1)          in respect of borrowed money;
(2)          evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)          in respect of all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments, other than such reimbursement obligations that relate to trade payables or other obligations that are not themselves Indebtedness, in each case, that were entered into in the ordinary course of business of such Person to the extent such reimbursement obligations are satisfied within 10 Business Days following payment on the letter of credit, bankers' acceptance or similar instrument;
(4)          representing Capital Lease Obligations of such Person;
(5)          representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)          representing Hedging Obligations of such Person; or
(7)          representing Attributable Indebtedness,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.
"Indemnified Party" shall have the meaning provided in Section 10.01.
"Indemnified Taxes" shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Information" shall have the meaning provided in Section 10.16.
"Insolvency or Liquidation Proceeding" shall mean:          (a) any voluntary involuntary case or proceeding under any bankruptcy law with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Loan Party permitted by the Loan Documents), (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party or (e) any other proceeding of any type or nature in which substantially all claims of creditors of any Loan Party are determined and any payment or distribution is or may be made on account of such claims.
"Insurance Assignment" shall mean, collectively, the first-priority assignments of insurance in favor of the Collateral Agent given by the Borrowers and the applicable Guarantor in respect of all insurance covering the Collateral Vessels or their respective operations, substantially in the form of Exhibit D hereto as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
"Insurances" shall have the meaning provided in Section 7.01(b)(i).
"Insurers" shall have the meaning provided in Section 7.01(b)(ii)(b).
"Intercreditor Agreement" shall mean that certain Intercreditor Agreement entered into on the Restructuring Effective Date, substantially in the form attached hereto as Exhibit I as amended, amended and restated, supplemented or otherwise modified from time to time, by and among Parent, the Borrowers, the other entities from time to time party thereto, any collateral agent under the First Lien Credit Documents (as defined therein), the Collateral Agent as collateral agent under the Second Lien Credit Documents (as defined therein) and the Parent as the secured party under the Third Lien Credit Documents (as defined therein).

"Investment Grade Rating" shall mean ratings equal or higher than both Baa3 (or equivalent) by Moody's and BBB- (or equivalent) by S&P.
"Investments" shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Parent or any of the Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person that is not a Subsidiary of such Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person; provided, that, the resolutions of the Board of Directors of the Parent with respect to any valuation of Fair Market Value shall be delivered to the Administrative Agent. Except as otherwise provided in this Agreement, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.
"Involuntary Transfer" shall mean, with respect to any property or asset of the Parent or any of the Restricted Subsidiaries, (a) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.
"Leaseholds" of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
"Lender" shall mean each financial institution listed on Schedule 2.01, as well as any Person which becomes a "Lender" hereunder pursuant to Section 2.06 or 10.04(b).
"Lien" shall mean with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.
"Loan" shall mean the term loans deemed made pursuant to Section 2.01(a).
"Loan Documents" shall mean this Agreement, each Note, the Administrative Agent Fee Letter, each Collateral Agreement, the Guarantee Agreement, the Intercreditor Agreement and any intercreditor agreement and, after the execution and delivery thereof, each additional guarantee agreement or additional security document executed pursuant to Section 7.07 and any amendments and waivers to any of the foregoing.
"Loan Parties" shall mean, collectively, each Borrower and each Guarantor.
"Lost Mortgaged Collateral Vessel" shall have the meaning provided in Section 4.02(a).
"Margin Regulations" shall mean Regulations U, T and X of the Board of Governors of the Federal Reserve System.
"Margin Stock" shall have the meaning provided in Regulation U.
"Material Adverse Effect" shall mean (a) a material adverse effect on the operations, business, properties, or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole (except for commencement, pendency or consummation of the Schemes and the effects that may customarily result, directly or indirectly, therefrom), (b) a material impairment of the rights and remedies of the Collateral Agent, the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
"Maturity Date" shall mean September 20, 2024.
"MD&A" shall have the meaning provided in Section 7.05(a)(i).
"Moody's" shall mean Moody's Investors Service, Inc., or any successor to the rating agency business thereof.
"Mortgage" shall mean each Ship Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by the Borrower or any Guarantor is granted to secure the Secured Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
"Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 3(37) or Section 4001(a) (3) of ERISA or any Foreign Pension Plan subject to substantially similar provisions of non-U.S. law.
"Net Income" shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or other asset dispositions (other than in the ordinary course of business) or (b) the disposition of any securities by such Person, the Borrowers or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
"Net Proceeds" shall mean the aggregate cash proceeds and Cash Equivalents received by the Parent or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses Incurred as a result of such Asset Sale, and taxes paid or payable as a result of such Asset Sale after taking into account any available tax credits or deductions and any tax-sharing arrangements, and (2) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
"New Management Agreements" means (i) that certain Management Services Agreement dated as of the Restructuring Effective Date between the Parent and certain Subsidiaries of the Parent, on the one hand, and TMS Offshore Services Ltd. on the other and (ii) those certain Management Services Agreements dated as of the Restructuring Effective Date entered into pursuant to the agreement described in subclause (i).
"Non-Recourse Debt" shall mean Indebtedness:
(1)          as to which neither the Parent nor any of the Restricted Subsidiaries in existence on the Restructuring Effective Date (and solely for the purpose of the definition of Unrestricted Subsidiary, Restricted Subsidiaries formed or acquired after the Restructuring Effective Date) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
(2)          no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent or any of the Restricted Subsidiaries in existence on the Restructuring Effective Date (and solely for the purpose of the definition of Unrestricted Subsidiary, Restricted Subsidiaries formed or acquired after the Restructuring Effective Date) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
(3)          as to which the lenders have been notified in writing, or the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Parent or any of the Restricted Subsidiaries in existence on the Restructuring Effective Date (and solely for the purpose of the definition of Unrestricted Subsidiary, Restricted Subsidiaries formed or acquired after the Restructuring Effective Date).
"Note" shall have the meaning provided in Section 2.02.
"Notice Office" shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attn: Corporate Team, Drillships Financing Holdings

Inc., or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
"Obligations" shall mean all advances to, and debts, liabilities, obligations, covenants, duties and indebtedness (including, without limitation, all principal, premium, interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable or arising (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) of each Loan Party to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred under, arising out of, or in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and the due performance and compliance by such Loan Party with all of the terms, conditions and agreements contained in this Agreement and in such other Loan Documents, including without limitation, (x) any and all sums advanced by the Collateral Agent or the Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral, and (y) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Loan Parties referred to in clause (x) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder or under any Collateral Agreement, together with reasonable attorneys' fees and court costs.
"Officer's Certificate" shall mean a certificate signed on behalf of any Person by the Chief Executive Officer, the Chief Financial Officer, another executive officer or another Person serving in a similar function of such Person.
"OPA" shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.
"Other Connection Taxes" shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" shall mean all present or future stamp, court or documentary, transfer, sales and use, value added, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any such Taxes that are Other Connection Taxes imposed with respect to a Lender's assignment of all or a portion of its rights and obligations under this Agreement (other than an assignment made at the request of the Borrowers pursuant to Section 2.06).

"Owner's Insurance Broker" shall have the meaning provided in Section 7.01(b)(ii)(b).
"Parent" shall have the meaning assigned to such term in the first paragraph of this Agreement.
"Participant" shall have the meaning provided in Section 10.04(c).
"Participant Register" shall have the meaning provided in Section 10.04(c).
"PATRIOT Act" shall mean the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)), as amended.
"Payment Default" shall have the meaning provided in Section 8(a)(v)(a).
"Payment Office" shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
"Percentage" of any Lender in respect of Loans at any time shall mean a fraction (expressed as a percentage) the numerator of which is the outstanding principal amount of such Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of all such Loans of all of the Lenders at such time; provided that for purposes of the calculating Percentage of any Lender in connection with Section 9.06, such calculation shall be made to exclude the Loans held by the Holding Period Trustee from both the numerator and the denominator described in the foregoing.
"Perfection Certificate" shall mean a certificate in the form of Exhibit F or any other form approved by the Collateral Agent.
"Permitted Business" shall mean a business in which the Parent or any of the Restricted Subsidiaries is engaged on the Restructuring Effective Date and any business reasonably related or complimentary thereto.
"Permitted Collateral Liens" shall mean Liens described in clauses (2), (3), (4), (5), (6), (7), (8), (9), (but only in connection with the refinancing of Indebtedness secured by Liens Incurred or permitted to exist pursuant to clauses (2), (3) and (8) of the definition of "Permitted Liens"), (10), (11), (12), (13), (14), (15), (17), (18) (but only in connection with Permitted Refinancing Indebtedness Incurred in respect of the Obligations), (19), (20), (21), (22) and (23) of the definition of "Permitted Liens."
"Permitted Debt" shall have the meaning provided in Section 7.16(b).
"Permitted Equipment Lien" shall mean any Lien Incurred and permitted to exist pursuant to clause (15) of the definition of "Permitted Lien".

"Permitted Investments" shall mean:
(1)          any Investment in a Loan Party;
(2)          any Investment in Cash Equivalents;
(3)          any Investment by the Parent or any Restricted Subsidiary in a Person, if as a result of such Investment:
(a)          such Person becomes a Loan Party; or
(b)          such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party; provided such Loan Party is the surviving entity;
(4)          any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with Section 7.21 or (b) a disposition of properties or assets that does not constitute an Asset Sale;
(5)          any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent;
(6)          any Investments received in compromise or resolution of obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Parent or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;
(7) Investments represented by Hedging Obligations permitted by Section 7.16(b)(v);
(8)          any guarantee of Indebtedness or other obligations of the Parent or any Restricted Subsidiary permitted to be incurred under this Agreement;
(9)          Investments that are in existence on the Restructuring Effective Date and set forth on Schedule 7.14, and any extension, modification or renewal thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Restructuring Effective Date);
(10)          Investments acquired after the Restructuring Effective Date as a result of the acquisition by the Parent or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(11)          loans or advances referred to in Section 7.12(c)(vi);

(12)          Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any of its Restricted Subsidiaries; and
(13)          other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $50,000,000 and (y) 1% of Consolidated Tangible Assets.
"Permitted Jurisdiction" shall mean: any of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping and offshore drilling industries, as determined in good faith by the Board of Directors of the Parent.
"Permitted Liens" shall mean:
(1)          Liens in favor of the Borrowers or the Guarantors;
(2)          Liens on property of a Person existing at the time such Person is merged with or into or amalgamated or consolidated with the Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation, were not Incurred in contemplation thereof and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Parent or such Restricted Subsidiary;
(3)          Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to, and not Incurred in contemplation of, such acquisition;
(4)          Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;
(5)          Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(6)          Liens imposed by law, such as necessaries suppliers', carriers', warehousemen's, landlords' and mechanics' Liens, in each case, Incurred in the ordinary course of business, for amounts not more than 30 days past due or which are being contested in good faith;

(7)          survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not Incurred in connection with Indebtedness and that do not in the aggregate adversely affect in any material respect the value of said properties or impair in any material respect their use in the operation of the business of such Person;
(8)          (i) Liens on the Collateral created to secure the Obligations incurred pursuant to Section 7.16(b)(ii)(a) and (ii) Liens to secure the Working Capital Facility, which Liens may rank senior, pari passu or junior to the Liens securing the Obligations; provided that the trustee, agent or representative of the holders or lenders of such Liens shall have become a party to the Intercreditor Agreement or an intercreditor agreement on terms reasonably acceptable to the Required Lenders;
(9)          Liens to secure any Indebtedness permitted to be Incurred under this Agreement to refinance any Indebtedness secured by Liens Incurred or permitted to exist pursuant to clauses (2), (3) and (8) or this clause (9) of this definition; provided that:
(a)          the new Lien is limited to all or part of the same property and assets that secured the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof) or any related after-acquired property that, pursuant to any after-acquired property clauses in written agreements pursuant to which the original Lien arose, is required to be pledged to secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and
(b)          the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(10)          Liens arising by reason of any judgment, attachment, decree or order of any court or other governmental authority not giving rise to an Event of Default that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made thereof;
(11)          Liens securing cash management obligations and rights of setoff in favor of a bank, imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;
(12)          Liens to secure Hedging Obligations permitted to be Incurred pursuant to Section 7.16;
(13)          Liens arising from precautionary UCC financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Borrowers or a Guarantor in the ordinary course of business;

(14)          Liens Incurred in the ordinary course of business of a Borrower or a Guarantor arising from Vessel operating, chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and related assets, repairs and improvements to Vessels and related assets, masters', officers' or crews' wages and maritime Liens, in the case of each of the foregoing, which were not Incurred or created to secure the payment of Indebtedness and which in the aggregate do not adversely affect in any material respect the value of the properties subject to such Lien or impair in any material respect the use for the purposes of which such properties are held by the Borrowers and the Guarantors;
(15)          Liens on Collateral constituting fixed or capital assets acquired or constructed by a Borrower or a Guarantor and securing Indebtedness Incurred in the ordinary course of business for the purpose of financing or refinancing such acquisition or construction; provided that (a) each such Lien does not extend to or cover any other asset of a Borrower or a Guarantor other than such acquired or constructed assets and additions, improvements or other assets affixed or appurtenant thereto, (b) the Incurrence of such Indebtedness is permitted pursuant to Section 7.16(b)(i), and (c) the Indebtedness secured by each such Lien does not exceed the cost of acquiring or constructing the applicable fixed or capital asset.
(16)          Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of the Parent and its Subsidiaries in the ordinary course of business; provided that no such Liens shall extend to any assets or property constituting Collateral;
(17)          Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business;
(18)          Liens representing the interest in title of a lessor;
(19)          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness (so long as such defeasance, discharge or redemption is permitted under Section 7.15) or Liens arising under this Agreement in favor of the Administrative Agent or the Collateral Agent, as the case may be, for its own benefit and similar Liens in favor of agents, trustees and representatives arising under instruments governing Indebtedness permitted to be incurred under this Agreement, provided that such Liens are solely for the benefit of the agents, trustees or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;
(20)          With respect to each of the Collateral Vessels, Liens for crew's wages remaining unpaid in accordance with reasonable commercial practices or for collision or salvage, or other similar Liens arising in the ordinary course of business, for amounts not more than thirty (30) days past due (unless any such Lien is being contested in good faith and by appropriate proceedings or other acts and the owner of the applicable Collateral Vessel shall have set aside on its books adequate reserves with respect to such amounts and so long as such deferment in payment shall not subject such Collateral Vessel to forfeiture or loss);

(21)          With respect to each of the Collateral Vessels, Liens for loss, damage or expense which are fully covered by insurance or in respect of which a bond or other security has been posted by or on behalf of the owner of the applicable Collateral Vessel with the appropriate court or other tribunal to prevent the arrest or secure the release of such Collateral Vessel from arrest;
(22)          Liens securing the Existing Obligations ranking junior to the Liens securing the Obligations and the Working Capital Facility; and
(23)          Subject to Section 7.24(c)(i), the DRH Liens.
"Permitted Refinancing Indebtedness" shall mean any Indebtedness of the Parent or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, other Indebtedness of the Parent or any of the Restricted Subsidiaries (other than intercompany Indebtedness) (the "Refinanced Indebtedness"); provided that:
(1)          the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness (plus all accrued interest on the Refinanced Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)          such Permitted Refinancing Indebtedness has a final maturity date that is either no earlier than the final maturity date of the Refinanced Indebtedness, or more than 90 days after the Maturity Date (as in effect on the date of determination), and has a Weighted Average Life to Maturity that is (i) equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness or (ii) more than 90 days after the Maturity Date (as in effect on the date of determination);
(3)          if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness; and
(4)          in the case of Indebtedness of a Borrower or any Guarantor, such Indebtedness is Incurred either by such Borrower or by such Guarantor or both such Borrower and such Guarantor who is the obligor on the Refinanced Indebtedness.
"Permitted Repairs" shall mean, with respect to any Substitute Vessel, repairs which, in the reasonable judgment of the Parent, are required to be made to such Substitute Vessel upon acquisition and which are made within 120 days of the acquisition thereof.
"Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.
"Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrowers or a Subsidiary of the Borrowers or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrowers, or a Subsidiary of the Borrowers or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
"Platform" shall have the meaning provided in Section 10.03(d)(i).
"Pledged Securities" shall mean physical stock certificates representing the Equity Interests of each Borrower and Guarantor (other than the Parent), in each case to the extent such Equity Interests are certificated.
"Preferred Stock" as applied to the Capital Stock of any Person, shall mean the Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.
"Qualified Vessel" shall mean, at any time, the completed and delivered Vessels owned by Parent and its Restricted Subsidiaries at such time that are of substantially comparable (or better) quality and value as (or than) the quality and value at such time of the Vessels owned on the Restructuring Effective Date by Parent and its Restricted Subsidiaries, as determined in good faith by a Financial Officer.
"Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December occurring after the Restructuring Effective Date, commencing on September 29, 2017.
"Ready for Sea Cost" shall mean, with respect to a Vessel to be acquired or leased by the Parent or any Restricted Subsidiary, the aggregate amount of all expenditures Incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.
"Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
"Recipient" shall mean, as applicable, (a) any Agent and (b) any Lender. "Register" shall have the meaning provided in Section 10.15.
"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
"Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
"Related Assets" shall mean, with respect to any Collateral Vessel, (i) any insurance policies and contracts from time to time in force with respect to such Collateral Vessel, (ii) the Capital Stock of any Restricted Subsidiary owning such Collateral Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of such Collateral Vessel, (iv) any Earnings derived from the use or operation of such Collateral Vessel and/or any account to which such Earnings are deposited, (v) any charters, operating leases, Vessel purchase options and related agreements with respect to such Collateral Vessel entered into and any security or guarantee in respect of the charterer's or lessee's obligations under such charter, lease, Vessel purchase option or agreement, (vi) any cash collateral account established with respect to such Collateral Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to such Collateral Vessel and any security or guarantee in respect of the builder's obligations under such contract, and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Collateral Vessel and any asset reasonably related, ancillary or complementary thereto; provided that Related Assets shall not include Excluded Property.
"Related Parties" shall mean, with respect to any Person, the directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person.
"Release" shall mean any disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating, into, or upon the environment, including any land or water or air.
"Replaced Lender" shall have the meaning provided in Section 2.06.
"Replacement Lender" shall have the meaning provided in Section 2.09.
"Required Lenders" shall mean, at any time, Lenders (excluding the Holding Period Trustee) the sum of whose outstanding principal amount of Loans at such time represent an amount greater than 50% of the aggregate outstanding principal amount of all Loans of all Lenders (excluding Loans held by the Holding Period Trustee) at such time; provided that for the avoidance of doubt, if Parent or any of its Subsidiaries purchase any Loans pursuant to Section 2.07, such purchased Loans shall automatically be cancelled and retired and thus excluded for the purposes of making a determination of Required Lenders.
"Required Secured Parties" shall mean, at any time, the Lenders and Secured Counterparties the sum of whose (x) in the case of Lenders, outstanding principal amount of Loans at such time and (y) in the case of Secured Counterparties, outstanding Ship Mortgage Swap Obligations (if any) at such time, represent an amount greater than 50% of the sum of the aggregate outstanding principal amount of Loans and Ship Mortgage Swap Obligations of all Lenders and Secured Counterparties at such time; provided that for the avoidance of doubt, if a Borrower purchases any Loans pursuant to Section 2.13, such purchased Loans shall be excluded for the purposes of making a determination of Required Secured Parties.
"Requirements of Law" shall mean, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Restricted Information" shall mean material non-public information with respect to the Parent or its Subsidiaries or with respect to the securities of any such Person.
"Restricted Investment" shall mean any Investment other than a Permitted Investment.
"Restricted Payments" shall have the meaning provided in Section 7.15(a).
"Restricted Subsidiary" shall mean any Subsidiary of the Parent that is not then an Unrestricted Subsidiary; provided, however, (i) upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary" and (ii) notwithstanding anything to the contrary, none of the Borrowers shall at any time be an Unrestricted Subsidiary.
"Restructuring Agreement" means that certain restructuring agreement dated March 23, 2017 entered into by and among the Scheme Parties, DRH, the Lenders from time to time party thereto and the other parties from time to time party thereto.
"Restructuring Effective Date" shall have the meaning provided in Section 5.01. "Returns" shall have the meaning provided in Section 6.08.
"S&P" shall mean Standard & Poor's Rating Services or any successor to the rating agency business thereof.
"Sale and Lease-Back Transaction" shall mean any arrangement with any Person providing for the leasing by the Parent or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to such Person in contemplation of such leasing.
"Sanctions" shall have the meaning provided in Section 6.23(b)(i)(1).
"Scheme Parties" shall have the meaning provided in the Recitals.
"Schemes" shall have the meaning provided in the Recitals.

"SEC" shall mean the U.S. Securities and Exchange Commission.
"Secured Cash Management Obligations" shall mean the due and punctual payment of any and all obligations of the Parent and each Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of cash management services that (a) are in effect on the Restructuring Effective Date with a counterparty that was an Agent or an Affiliate of an Agent as of the Restructuring Effective Date, (b) are owed to an Agent or an Affiliate thereof, or to any Person that, at the time such obligations were incurred, was an Agent or an Affiliate thereof (provided that any such Agent or Affiliate shall have executed a Secured Non-Lender Hedge/Cash Management Provider Appointment Letter), (c) are owed on the Restructuring Effective Date to a Person that was a Lender or an Affiliate of a Lender as of the Restructuring Effective Date or (d) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred (provided that any such Affiliate shall have executed a Secured Non-Lender Hedge/Cash Management Provider Appointment Letter).
"Secured Counterparties" shall have the meaning provided in Section 9.01.
"Secured Hedging Obligations" shall mean the due and punctual payment of any and all obligations of the Parent and each Restricted Subsidiary arising under each hedging agreement that (a) is in effect on the Restructuring Effective Date with a counterparty that is an Agent or an Affiliate of an Agent as of the Restructuring Effective Date, (b) is with (i) a counterparty that is an Agent or an Affiliate thereof or (ii) a counterparty that is a Secured Non-Lender Hedge/Cash Management Provider, or in each case, any Person that, at the time such hedging agreement was entered into, was an Agent or an Affiliate thereof (provided that, in each case, any such Agent or Affiliate shall have executed a Secured Non-Lender Hedge/Cash Management Provider Appointment Letter), (c) is in effect on the Restructuring Effective Date with a counterparty that was a Lender or an Affiliate of a Lender as of the Restructuring Effective Date or (d) is entered into after the Restructuring Effective Date with a counterparty that is a Lender or an Affiliate at the time such hedging agreement is entered into (provided that any such Affiliate shall have executed a Secured Non-Lender Hedge/Cash Management Provider Appointment Letter). Notwithstanding the foregoing, (i) in the case of any Excluded Swap Guarantor, "Secured Hedging Obligations" shall not include Excluded Swap Obligations of such Excluded Swap Guarantor and (ii) in the case of the Restricted Subsidiaries, Secured Hedging Obligations shall not include the Secured Hedging Obligations of the Parent.
"Secured Non-Lender Hedge/Cash Management Provider" shall mean a counterparty to any agreement with a Loan Party resulting in Secured Cash Management Obligations, Secured Hedging Obligations, or Swap Obligations that is designated as a "Secured Non-Lender Hedge/Cash Management Provider" with respect to such agreement in a writing from the Borrowers to the Administrative Agent (it being acknowledged and agreed that the Borrowers hereby designate ABN AMRO Bank NV, Nordea Bank Finland plc, DNB Bank ASA, Credit Suisse AG and any other bank to be mutually agreed to between the Administrative Agent (with the consent of the Required Lenders) and the Borrowers as such), provided that such Loan Party shall have delivered a Secured Non-Lender Hedge/Cash Management Provider Appointment Letter.

"Secured Non-Lender Hedge/Cash Management Provider Appointment Letter" shall mean a letter agreement from a Secured Non-Lender Hedge/Cash Management Provider delivered to the Administrative Agent in substantially the form attached hereto as Exhibit J which shall (A) appoint the Collateral Agent, including in its capacity as Security Trustee, and the Administrative Agent as its agent(s) under the applicable Loan Documents on substantially the same term as set forth in Section 9, and (B) include an agreement by such Secured Non-Lender Hedge/Cash Management Provider to be bound by Section 8, Section 9 and Sections 10.01, 10.02, 10.08, 10.17, 10.18, 10.19 and 10.23 of this Agreement as if it were a Lender hereunder.
"Secured Obligations" shall mean (a) the Obligations, (b) the Secured Hedging Obligations and (c) the Secured Cash Management Obligations.
"Secured Parties" shall mean, collectively, (a) the Lenders, (b) the Agents, (c) each provider of cash management services the obligations under which constitute Secured Cash Management Obligations, (d) each counterparty to any hedging agreement the obligations under which constitute Secured Hedging Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Guarantor under any Loan Document and (f) the successors and permitted assigns of each of the foregoing.
"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
"Security Agreement" shall mean the Pledge and Security Agreement dated as of the Restructuring Effective Date among the Parent, the Borrowers, the other Grantors (as defined therein) from time to time party thereto and the Collateral Agent in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C hereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
"Security Trustee" shall have the meaning provided in Section 9.11, and shall include any successor or permitted assignee thereof.
"Ship Mortgage" shall mean, collectively, the first naval mortgages and other instruments such as deeds over the Collateral Vessels, each duly registered in the Marshall Islands ship registry or, in the case of any Collateral Vessels registered in another jurisdiction, the ship registry of such jurisdiction in favor of the Collateral Agent, substantially in the form of Exhibit H hereto or as otherwise reasonably acceptable to the Required Lenders, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, or such other form as the Required Lenders may reasonably require.
"Ship Mortgage Swap Obligations" shall mean, at any time and with respect to any Secured Counterparty that is a Swap Bank under and as defined in any Ship Mortgage, the maximum amount that may be payable by any Loan Party to such Secured Counterparty at such time pursuant to Transactions (which shall have the meaning ascribed thereto in the Ship Mortgages) entered into under any Interest Rate Agreement (as defined in the Ship Mortgages); provided that, with respect to any such Secured Counterparty, such amount may not, at any time, exceed the portion of the Swap Liability that is apportioned to such Secured Counterparty pursuant to any Ship Mortgage at such time.
"Significant Subsidiary" shall mean, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries that are Restricted Subsidiaries (i) for the most recent fiscal year, accounted for more than 10% of the Parent's consolidated revenues or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the Parent's consolidated assets; provided, however, that notwithstanding anything to the contrary in this Agreement, each of the Borrowers and any Subsidiary of the Parent that owns a Collateral Vessel shall be Significant Subsidiaries at all times.
"Solvent" shall mean, with respect to the Parent and its Subsidiaries, on a consolidated basis, taken as a whole, on any date of determination, that on such date (a) the fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, taken as a whole (calculated on a going concern basis), is greater than the total amount of debt, including contingent liabilities, of the Parent and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Parent and its Subsidiaries on a consolidated basis taken as a whole, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person as they become absolute and matured in the ordinary course, (c) the capital of the Parent and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent and its Subsidiaries, taken as a whole, contemplated as of such date, and (d) the Parent and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purpose hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Stated Maturity" shall mean, with respect to any installment of interest or principal on any item or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Restructuring Effective Date or, if such item or series is Incurred after the Restructuring Effective Date, the date such item or series is Incurred.
"Subsidiary" shall mean, with respect to any specified Person:
(1)          any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)          any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
"Substitute Vessel" shall mean a drilling rig or drillship that is used or useful in the Permitted Business.
"Suspended Covenants" shall have the meaning provided in Section 7.23(a).
"Suspension Event" shall have the meaning provided in Section 7.23(a).
"Swap Bank" means each counterparty (other than the Loan Parties) to any agreement the obligations under which constitute Secured Hedging Obligations.
"Swap Obligations" shall mean, with respect to the Parent, the Borrowers or any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of § 1a(47) of the Commodity Exchange Act.
"Taxes" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Transactions" shall mean, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the occurrence of the Restructuring Effective Date under the Restructuring Agreement and (c) the payment of fees and expenses in connection with the foregoing.
"Trigger Date" means March 22, 2018.
"UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
"United States" and "U.S." shall each mean the United States of America.
"Unrestricted Subsidiary" shall mean (1) any Subsidiary of the Parent (other than the Borrowers) which at the time of determination is an Unrestricted Subsidiary (as designated by the Parent pursuant to Section 7.18) and (2) any Subsidiary of an Unrestricted Subsidiary; provided, however, that in no event shall any Borrower constitute an Unrestricted Subsidiary.
The Parent may designate any Subsidiary of the Parent (other than the Borrowers) as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Parent (as permitted pursuant to Section 7.18) unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Parent or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that the Subsidiary to be so designated and each Subsidiary of such Subsidiary:

(1)          has no Indebtedness other than Non-Recourse Debt;
(2)          except as permitted by Section 7.12 is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;
(3)          is a Person with respect to which neither the Parent nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;
(4)          has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of the Restricted Subsidiaries;
(5)          is not the owner of any interests in a Collateral Vessel or any Related Assets with respect to any Collateral Vessel; and
(6)          is not party to any Collateral Vessel Contract.
"Vessel" shall mean one or more shipping or drilling vessels or drilling rigs, whose primary purpose is the maritime transportation of cargo or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in a Permitted Business, in each case together with all related spares, equipment and any additions or improvements; provided that for the purposes of any provision related to the acquisition or disposition of a Vessel, such acquisition or disposition may be conducted through the transfer of all of the Capital Stock of any special purpose entity that owns a Vessel as described above.
"Voting Stock" of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or persons performing similar functions) of such Person; provided that with respect to a limited partnership or other entity which does not have directly a board of directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.
"Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
"Withdrawal Liability" shall mean any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or any liability to a Foreign Pension Plan that is subject to any substantially similar provision of non-U.S. law.

"Working Capital Facility" shall have the meaning provided in Section 7.16(b)(xiii).
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02          Terms Generally; Accounting Terms; GAAP.
(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any of its Subsidiaries at "fair value", as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(c)          The words "include," "includes" and "including" as used herein shall be deemed to be followed by the phrase, "without limitation."
(d)          The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(e)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f)          Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent refinancings, replacements, amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation.
SECTION 2.          Amount and Terms of Loans.
2.01          The Loans. Subject to the terms and conditions set forth herein and pursuant to the Schemes, on the Restructuring Effective Date, each Lender set forth on Schedule 2.01 to this Agreement agrees to make and shall be deemed to have made a term loan to the Borrowers (collectively the "Loans") in the amount set forth opposite its name in Schedule 2.01 and the aggregate principal amounts of the Loans shall be $449,999,836. The Loans (x) are denominated in Dollars and (y) bear interest in accordance with Section 2.03. The Loans deemed made or issued pursuant to this Section 2.01 shall be made without any actual funding. For the avoidance of doubt, the Administrative Agent is not required to solicit the delivery of signature pages by the Existing Lenders set forth on Schedule 2.01. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
2.02          Notes.
(a)          The Borrowers' obligation to pay the principal of, and interest on, the Loans made by each Lender shall be joint and several and shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 10.15 and shall, if requested by such Lender as provided below, also be evidenced by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit G, with blanks appropriately completed in conformity herewith (each a "Note" and, collectively, the "Notes").
(b)          The Note issued to each Lender that has made a Loan shall (i) be executed by the Borrowers, (ii) be in a stated principal amount equal to the Loan made by such Lender and be payable to such Lender or its registered assigns, (iii) be payable in the outstanding principal amount of the Loan evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.03, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.1 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.
(c)          Each Lender shall note on its internal records the amount of the Loan made by it and each payment in respect thereof and, prior to the surrender of a Note pursuant to Section 10.15, shall endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby. Failure to make any such notation or any error in such notation or endorsement shall not affect the Borrowers' obligations in respect of such Loans.
(d)          Notwithstanding anything to the contrary contained in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loan to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this

Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loan shall in no event be required to make the notations otherwise described in Section 2.02(b). At any time when any Lender requests the delivery of a Note to evidence its Loan, the Borrowers shall (at their expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loan.
2.03          Interest.
(a)          The Borrowers agree to pay interest in respect of the unpaid principal amount of each Loan from the Restructuring Effective Date until such principal amount shall be paid in full, at the rate of 8.00% per annum, payable quarterly in arrears in cash on each Quarterly Payment Date, on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(b)          Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest on (i) the outstanding principal amount of each Loan, payable in arrears on the dates referred to in Section 2.03(a) and on demand, at a rate equal at all times to 10.00% per annum and (ii) to the fullest extent permitted by applicable law, the amount of any overdue interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate equal 10.00% per annum.
2.04          Increased Costs, Illegality, etc.
(a)          (i) In the event that any Recipient shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time, that such Recipient shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, the introduction of or effectiveness of or any change since the Restructuring Effective Date in any applicable law, treaty or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity requirements or changes therein or otherwise or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (1) any such introduction, effectiveness or change subjecting any Recipient to any Tax (other than Excluded Taxes and Indemnified Taxes), duty or other charge with respect to any Loan or Notes or deposits, reserves, other liabilities or capital attributable thereto or its obligation to make such Loan or a change in the basis of taxation of payment to any Recipient of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (other than any change in the rate or basis of taxation of any Excluded Tax), but without duplication of any amounts payable in respect of Taxes or Indemnified Taxes pursuant to Section 4.07 or (2) a change that shall have the effect of increasing the amount of capital adequacy or liquidity required or requested by an applicable governmental regulatory authority to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender's Loans made hereunder or its obligations hereunder;
(ii)          The Borrowers shall pay to such Recipient, upon its written demand therefor, such additional amounts as shall be required to compensate such Recipient or such other corporation for the increased costs or reductions to such Recipient or such other corporation. In determining such additional amounts, each Recipient shall act reasonably and in good faith and shall use averaging and attribution methods which are reasonable; provided that such Recipient's determination of compensation owing under this Section 2.04(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Recipient, upon determining that any additional amounts shall be payable pursuant to this Section 2.04(a), shall give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for the calculation of such additional amounts.
(b)          At any time that any Loan is affected by the circumstances described in Section 2.04(a)(i), the Borrowers may upon at least three Business Days' written notice to the Administrative Agent repay such Loan (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.04(b).
(c)          Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Restructuring Effective Date in an applicable law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.04).
2.05          Change of Lending Office; Limitation on Additional Amounts. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.04(a), 2.04(b), 4.07(b) or 4.07(d) with respect to such Lender, it shall, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.05 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.04 and 4.07.

2.06          Replacement of Lenders.
(a)          (i) Upon the occurrence of any event giving rise to the operation of Section 2.04(a), Section 4.07(b) or 4.07(d) with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders, or (ii) as provided in Section 10.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (ii), shall exist immediately after giving effect to the respective replacement), to replace such Lender (the "Replaced Lender") with one or more Eligible Transferee or Eligible Transferees (collectively, the "Replacement Lender"), provided that:
(i)          at the time of any replacement pursuant to this Section 2.06, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 10.04(b) (and with all fees payable pursuant to said Section 10.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Replaced Lender with respect to which such Replaced Lender is being replaced;
(ii)          all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement (including, if applicable, Section 2.08).
(b)          Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.04, 4.07, 9.06 and 10.01), which shall survive as to such Replaced Lender.
2.07          Loan Repurchases.
(a)          The Parent or any of its Subsidiaries may from time to time purchase Loans through open market purchases so long as the following conditions are satisfied:
(i)          no Default or Event of Default shall have occurred and be continuing or result therefrom;

(ii)          the aggregate principal amount (calculated on the face amount thereof) of all Loans so purchased by Parent or any of its Subsidiaries shall automatically be cancelled and retired on the settlement date of the relevant purchase (and shall thereafter no longer be outstanding hereunder) (it being agreed that any gains or losses upon the purchase and cancelation of Loans shall not be taken into account in the calculation of Consolidated Cash Flow or Consolidated Net Income); and
(iii)          the Administrative Agent shall receive, a fully executed and completed Assignment and Assumption Agreement effecting the assignment thereof.
(b)          The assignment fee set forth in 10.04(b)(ii) shall not apply to any loan purchase consummated pursuant to Section 2.07(a).
2.08          Loan Refinancing Protection. In the event that, prior to the third anniversary of the Trigger Date, the Borrowers prepay any Loans pursuant to Section 4.01, such voluntary prepayments shall be accompanied by a fee equal to (i) in the case of voluntary prepayments made on or after the Trigger Date but prior to the first anniversary of the Trigger Date, 5.00% of the principal amount so prepaid, (ii) in the case of voluntary prepayments made after the first anniversary of the Trigger Date but on or prior to the second anniversary of the Trigger Date, 3.00% of the principal amount so prepaid, and (iii) in the case of voluntary prepayments made after the second anniversary of the Trigger Date but on or prior to the third anniversary of the Trigger Date, 1.00% of the principal amount so prepaid. Any prepayments of Loans prior to the Trigger Date or after the third anniversary of the Trigger Date may be made without premium or penalty.
SECTION 3.          Fees.
3.01          Fees. The Borrowers agree to pay the fees set forth in the Administrative Agent Fee Letter.
SECTION 4.          Prepayments; Payments; Taxes.
4.01          Voluntary Prepayments. The Borrowers shall have the right to prepay the Loans, without premium or penalty (except, if applicable, pursuant to Section 2.08) in whole or in part, at any time and from time to time on the following terms and conditions:
(a)          an Authorized Representative of the Borrowers shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three (3) Business Days prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans;
(b)          voluntary prepayments of any Loans made by the Borrowers pursuant to this Section 4.01 shall be applied to the principal amount of the Loans on a pro rata basis among the Lenders;

(c)          partial prepayments shall be in an aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be applied on a pro rata basis to the outstanding amount of the Loans;
(d)          any notice of prepayment pursuant to this Section 4.01 shall specify (1) the amount of such prepayment and (2) the prepayment date and which notice the Administrative Agent shall promptly transmit to each of the Lenders.
4.02          Event of Loss.
(a)          Upon the occurrence or happening of any Event of Loss in respect of a Collateral Vessel (such Collateral Vessel, the "Lost Mortgaged Collateral Vessel"), and the receipt of Event of Loss Proceeds in respect thereof, the applicable Borrower shall cause all such Event of Loss Proceeds to be deposited into a deposit account controlled by the Collateral Agent within five (5) Business Days of receipt thereof and held as Collateral subject to a Lien under the Collateral Agreements pending the application of such funds in accordance with the terms of this Section 4.02.
(b)          Within 365 days (subject to extension as provided in Section 4.02(c)) after the receipt of any Event of Loss Proceeds, the applicable Borrower or the applicable Guarantor, as the case may be, shall apply such Event of Loss Proceeds at its option to any combination of the following:
(i)          to substitute one or more Substitute Vessels (and to make any Permitted Repairs with respect thereto) for such Lost Mortgaged Collateral Vessel and make each such Substitute Vessel subject to a Mortgage pursuant which the Collateral Agent shall obtain a Lien, on a first-priority basis, on such Substitute Vessel for the benefit of itself, the Administrative Agent and the Lenders; or
(ii)          make an Event of Loss Offer in accordance with the terms hereof.
(c)          A binding commitment to apply Event of Loss Proceeds from an Event of Loss in accordance with clause (b)(1) above shall toll the 365-day period in respect of such Event of Loss Proceeds for a period not to exceed 365 days from the expiration of the aforementioned 365-day period so long as such Event of Loss Proceeds are actually used within the later of 365 days from their receipt from such Event of Loss or 365 days from the date of such binding commitment.
(d)          (i) Any Event of Loss Proceeds that have not been previously applied or invested as provided in Section 4.02(b) shall constitute "Excess Loss Proceeds". When the aggregate amount of Excess Loss Proceeds exceeds $15,000,000, the applicable Borrower shall, within ten Business Days thereof, make an offer (an "Event of Loss Offer") solely to the Lenders to repay or purchase the maximum principal amount of Loans out of the Excess Loss Proceeds. The offer price for the Loans in any Event of Loss Offer shall be equal to 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, on the Loans repaid to the applicable repayment date, payable in cash.

(ii)          In the event that, pursuant to this Section 4.02, a Borrower or a Guarantor is required to commence an Event of Loss Offer, each such Event of Loss Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "Event of Loss Offer Period"). No later than five (5) Business Days after the termination of the Event of Loss Offer Period (the "Event of Loss Offer Settlement Date"), the Borrowers shall apply or cause to be applied all Excess Loss Proceeds as set forth in this Section 4.02.
(iii)          Upon the commencement of an Event of Loss Offer, the Borrowers shall deliver a notice to the Administrative Agent at the Notice Office, which the Administrative Agent shall promptly deliver to each Lender. The notice shall state:
(1)          that the Event of Loss Offer is being made pursuant to this Section 4.02 and the length of time the Event of Loss Offer shall remain open, including the time and date the Event of Loss Offer shall terminate (the "Event of Loss Offer Termination Date");
(2)          the amount of Excess Loss Proceeds, the offer price (as set forth above) and the Event of Loss Offer Settlement Date;
(3)          that the Lenders electing to have any Loans purchased pursuant to any Event of Loss Offer shall be required to notify the Borrowers and the Administrative Agent at least one Business Day before the Event of Loss Offer Termination Date; and
(4)          that Lenders shall be entitled to withdraw their election if the Administrative Agent receives, not later than the Business Day prior to the Event of Loss Offer Termination Date, a facsimile transmission or letter (which may be in an electronic format) setting forth the name of the Lender, a statement that such Lender is withdrawing its election to have its Loans purchased and the principal amount of the Loans with respect to which such Lender is withdrawing its election.
(e)          The aggregate principal amount of Loans repaid pursuant to an Event of Loss Offer shall be applied to the remaining principal amount of the Loans on a pro rata basis among the Lenders. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, such Excess Loss Proceeds shall no longer constitute Collateral and, at the Parent's or the applicable Restricted Subsidiary's sole cost and expense, the Lien over such Excess Loss Proceeds shall be released and the Parent and the Restricted Subsidiaries may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Loan Documents. Upon completion of each Event of Loss Offer required by this Section 4.02(e), the amount of Excess Loss Proceeds shall be reset at zero.

4.03          Issuance of Debt. No later than five Business Days after receipt by the Parent or any Restricted Subsidiary of any cash proceeds from the Incurrence of any Indebtedness of the Parent or any such Restricted Subsidiary (other than Permitted Debt), the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of reasonable and documented out-of-pocket costs and expenses associated therewith, including reasonable legal fees and expenses.
4.04          Change of Control.
(a)          Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrowers to repurchase all or any part, equal to a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, of that Lender's Loans pursuant to a change of control offer (a "Change of Control Offer") in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date, except to the extent the Borrowers have previously or concurrently elected to prepay the Loans in accordance with Section 4.01.
(b)          No later than 30 Business Days following any Change of Control, except to the extent the Borrowers have elected to prepay the Loans in accordance with Section 4.01, the Borrowers will give the Administrative Agent notice (the "Change of Control Notice") of the Change of Control at the Notice Office, which the Administrative Agent shall promptly deliver to each Lender. The Change of Control Notice shall:
(i)          state that a Change of Control has occurred and that each Lender has the right to require the Borrowers to repay such Lender's Loans in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the repayment date;
(ii)          state the circumstances and relevant facts and financial information regarding such Change of Control;
(iii)          state the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date on which the Administrative Agent is notified) (the "Change of Control Payment Date");
(iv)          state that Lenders electing to have any Loans repaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(v)          state that Lenders will be entitled to withdraw their election to require the Borrowers to repay such Loans; provided that the Administrative Agent receives, not later than the close of business on the Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid; and

(vi)          provide the other instructions determined by the Borrowers or as reasonably requested by the Administrative Agent, consistent with this Section 4.04, that a Lender must follow in order to have its Loans repaid.
The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (1) the notice is delivered in a manner herein provided and (2) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender's failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Loans as to all other Lenders that properly received such notice without defect.
(c)          On or before the Change of Control Payment Date, the Borrowers will repay all Loans or portions of Loans properly elected to be repaid and not withdrawn pursuant to the Change of Control Offer in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date.
(d)          A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(e)          The Borrowers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and repays all Loans properly elected to be repaid and not withdrawn under such Change of Control Offer and the Borrowers shall instruct the Administrative Agent to accept repayments made by such third party.
(f)          The aggregate principal amount of Loans repaid pursuant to a Change of Control Offer shall be applied to the remaining principal amount of the Loans on a pro rata basis among the Lenders.
4.05          Repayment of the Loans. The Borrowers shall repay to the Administrative Agent, for the account of the applicable Lender, all then outstanding Loans in full on the Maturity Date. All repayments pursuant to this Section 4.05 shall be accompanied by accrued and unpaid interest on the principal amount paid to but excluding the date of payment. In the event that any Loans are repurchased or acquired by the Parent or any of its Subsidiaries pursuant to Section 2.07, then the Loans that were outstanding prior to such repurchase and remain outstanding after such repurchase, will not be reduced or otherwise affected by such transaction.
4.06          Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
4.07          Net Payments; Taxes.
(a)          All payments made by any Loan Party hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense.
(b)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.07) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)          The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(d)          The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)          As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.07, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other customary evidence of such payment.
(g)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as shall permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as shall enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender's reasonable judgment, exercised in good faith, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would prejudice in any material respect the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(h)          If a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(i)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 4.07 (including by the payment of additional amounts pursuant to this Section 4.07), it shall pay to the indemnifying party an amount equal to such refund (or credit in lieu of a refund) (but only to the extent of indemnity payments made under this Section 4.07 with respect to the Taxes giving rise to such refund (or credit in lieu of a refund)), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund (or credit in lieu of a refund)). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund (or credit in lieu of a refund) to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund (or credit in lieu of a refund) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)          Each party's obligations under this Section 4.07 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(k)          For purposes of this Section 4.07, the term "applicable law" includes FATCA.
4.08          Application of Proceeds. All monies collected by the Administrative Agent (whether received from the Collateral Agent or otherwise) upon any sale or other disposition of the Collateral of each Loan Party, together with all other monies received by the Administrative Agent (whether received from the Collateral Agent or otherwise) under and in accordance with this Agreement and the other Loan Documents (including, without limitation, as a result of any distribution in respect of the Collateral in any bankruptcy, insolvency or similar proceeding) (except to the extent released in accordance with the applicable provisions of this Agreement or any other Loan Document), shall be applied to the payment of the Secured Obligations pursuant to and in accordance with the terms of the Security Agreement.

SECTION 5.          Conditions Precedent.
5.01          Conditions Precedent to Restructuring Effective Date. This Agreement shall become effective on and as of the first date (the "Restructuring Effective Date") on which the following conditions have been satisfied or waived in accordance with Section 10.12.
(a)          Loan Documents. The Administrative Agent and/or the Collateral Agent, as applicable, shall have received duly authorized, executed and delivered counterparts of this Agreement, the Intercreditor Agreement, the Notes executed by the Borrowers, for the account of each of the Lenders that has requested same, in each case in the amount, maturity and as otherwise provided herein and each other applicable Loan Document, in each case in form reasonably satisfactory to the Required Lenders.
(b)          Restructuring Effective Date. The Restructuring Effective Date (as defined in the Restructuring Agreement) has occurred.
(c)          Existing Agreements. The Existing Agreements, as applicable, shall have been amended to, among other things, cause Parent to be the lender, provide for payment-in-kind of all interest, remove financial covenants, certain negative covenants and cross defaults and shall become subject to the Intercreditor Agreement.
(d)          Indebtedness. The Required Lenders shall be reasonably satisfied that, on the Restructuring Effective Date, immediately after giving effect to the Schemes, and any other transactions to occur on the Restructuring Effective Date, the Parent and the Restricted Subsidiaries shall have outstanding no Indebtedness other than Permitted Debt.
(e)          Liens Searches. The Administrative Agent and the Required Lenders shall have received UCC, tax and judgment lien searches and other appropriate evidence demonstrating the absence of (i) any Lien on the Collateral except Permitted Collateral Liens and Liens that will be discharged in the manner contemplated by the Schemes and (ii) any Lien on the property and assets of Parent or the Restricted Subsidiaries that are not Collateral except for Permitted Liens.
(f)          Fees, etc. The Administrative Agent (including attorneys' fees of its counsel) shall have received all fees and expenses payable under the Loan Documents.
(g)          Officer's Certificate. The Administrative Agent shall have received a certificate, dated the Restructuring Effective Date and signed on behalf of the Borrowers by an Authorized Representative of the Borrowers, certifying on behalf of the Borrowers that all of the conditions set forth in clauses (c), (d), (i), (j), (p), (q), (r) and (s) of this Section 5.01 have been satisfied on such date.
(h)          Collateral and Guarantee Requirement. Subject to Section 7.24, the Collateral and Guarantee Requirement shall have been satisfied and each Loan Document that is contemplated to be in effect on the Restructuring Effective Date shall be in full force and effect. The Collateral Agent shall have received a completed Perfection Certificate, dated the Restructuring Effective Date and signed by an officer of the Parent, together with all attachments contemplated thereby.

(i)          Approvals. All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transactions or the other transactions contemplated by the other Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent and the Required Lenders, could restrain, prevent or impose materially adverse conditions upon the consummation of the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein. On the Restructuring Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein
(j)          No Litigation. Except as set forth on Schedule 6.29 and as may arise in connection with or otherwise relating to commencement, pendency or consummation of the Schemes, there shall not exist any action, suit, claim, investigation or proceeding pending or threatened against the Parent or any of its Subsidiaries or to which any of the properties or assets of the Parent or any of its Subsidiaries is subject before any court, arbitrator or administrative or governmental agency that, if determined adversely to the Parent or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.
(k)          Certificate of Financial Officer. The Administrative Agent shall have received a certificate from the chief financial officer or chief executive officer of the Parent, in form and substance reasonably acceptable to the Required Lenders, addressed to the Administrative Agent and each of the Lenders and dated the Restructuring Effective Date, certifying that, on and as of the Restructuring Effective Date, and after giving effect to the Transactions and the Liens created by the Loan Parties in connection therewith, the Parent and each of its Subsidiaries, taken as a whole, are Solvent.
(l)          Secretary's or Assistant Secretary's Certificates. The Administrative Agent shall have received a certificate, dated the Restructuring Effective Date and reasonably acceptable to the Required Lenders, signed by an Authorized Representative of each Loan Party, certifying (i) as to the incumbency and genuineness of the signature of each Loan Party executing Loan Documents to which it is a party, and (ii) that attached thereto are true, correct and complete copies of (1) the articles or certificate of incorporation, formation or other organizational document, as applicable, of such Loan Party, and all amendments thereto, certified by the appropriate governmental officials in its jurisdiction of incorporation or formation, as applicable, (2) the bylaws or other governing documents, as applicable, of such Loan Party as in effect on the Restructuring Effective Date and (3) resolutions duly authorized by the board of directors (or other governing body) of such Loan Party authorizing and approving the execution and delivery of, and performance under, this Agreement and the other Loan Documents to which such Loan Party is a party.

(m)          Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing (or similar status) of each Loan Party under the laws of its jurisdiction of organization to the extent available in such jurisdiction.
(n)          Opinions of Counsel. The Administrative Agent shall have received from (i) New York counsel to the Loan Parties (which shall be Orrick, Herrington & Sutcliffe LLP or another law firm reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request (including certain matters of Delaware law), (ii) Marshall Islands counsel to the Loan Parties (which shall be a law firm qualified to render an opinion as to Marshall Islands law reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request, (iii) Netherlands counsel to the Loan Parties (which shall be a law firm qualified to render an opinion as to the law of the Netherlands reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request, (iv) U.K. counsel to the Loan Parties (which shall be a law firm qualified to render an opinion as to the law of the U.K. reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request (including payoff opinions and accounts charge opinions), (v) Norway counsel to the Loan Parties (which shall be a law firm qualified to render an opinion as to the law of Norway reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request, (vi) Cayman counsel to the Loan Parties (which shall be Maples and Calder or another law firm qualified to render an opinion as to Cayman law reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request, (vii) Cyprus counsel to the Loan Parties (which shall be a law firm qualified to render an opinion as to the law of Cyprus reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request, (viii) Jersey counsel to the Loan Parties (which shall be a law firm qualified to render an opinion as to the law of Jersey reasonably acceptable to the Required Lenders), an opinion covering such matters as the Required Lenders may reasonably request and (ix) local counsel in other applicable jurisdictions such opinions as the Required Lenders may reasonably request, each such opinion to be addressed to the Collateral Agent, the Administrative Agent and the Lenders (and expressly permitting reliance by permitted successors and assigns of the addressees thereof) and dated as of the Restructuring Effective Date.
(o)          PATRIOT Act. Each Loan Party shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under the applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, at least three (3) Business Days in advance of the Restructuring Effective Date.
(p)          Representations and Warranties. The representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the Restructuring Effective Date with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to "materiality," "Material Adverse Effect" or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(q)          No Default or Event of Default. On the Restructuring Effective Date, no Default or Event of Default shall have occurred and be continuing (for the avoidance of doubt, excluding any "default" or "event of default" under the Existing Agreements and any transactions as contemplated in the Restructuring Agreement or the Schemes).
(r)          Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance required by Section 7.01.
(s)          Material Adverse Effect. Since December 31, 2016 there has not occurred any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, in the aggregate a Material Adverse Effect.
SECTION 6.          Representations, Warranties and Agreements. The Parent and each Borrower make the following representations, warranties and agreements, in each case on the Restructuring Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.
6.01          Corporate/Limited Liability Company/Limited Partnership Status. Each of the Parent and the Restricted Subsidiaries (a) is a duly organized or incorporated and validly existing corporation, limited liability company, exempted company, limited partnership, company or other business entity, as the case may be, in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other applicable power and authority to own, lease and operate its properties and assets and to transact the business in which it is engaged and presently proposes to engage in all material respects, and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualifications, except for failures to be so qualified or in good standing which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except to the extent permitted by this Agreement, neither the Parent nor any of its Restricted Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened in writing against any of them for winding up, or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have they sought any other relief under any applicable insolvency or bankruptcy law.
6.02          Corporate Power and Authority. Each Loan Party has the corporate or other applicable power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each such Loan Documents.

Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
6.03          No Violation. The Transactions, including the entrance into each applicable Loan Document and the performance of obligations thereunder, (a) shall not contravene in any material respect any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (b) shall not conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default under (nor would it, with notice or passage of time or both, constitute a violation of or default under), or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Agreements) upon any of the properties or assets of the Parent and its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which the Parent or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound or to which it may be subject other than, solely with respect to this Clause (b), any violation, default or Lien which would not, individually or in the aggregate, have a Material Adverse Effect, or (c) shall not violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.
6.04          Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording, qualification or registration with (except for those that have otherwise been obtained or made on or prior to the Restructuring Effective Date and are in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with the execution, delivery and performance of any Loan Document other than any such order, consent, approval, license, authorization or valuation of, or filing, recording, qualification or registration where the failure to so obtain would, individually or in the aggregate, have a Material Adverse Effect.
6.05          Financial Statements; Financial Condition; Undisclosed Liabilities; etc.
(a)          After giving effect to the Transactions and the Liens created by the Loan Parties in connection therewith, the Parent and each of its Subsidiaries, taken as a whole, are Solvent.
(b)          Except as fully disclosed in Parent's annual report on Form 20-F for the year ended December 31, 2016, there are no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole. The Parent does not know of any reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial report most recently delivered pursuant to Section 7.05 which, either individually or in the aggregate, could reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole.
(c)          Since December 31, 2016, there has been no change in the operations, business, properties, or financial condition of the Parent or any of its Subsidiaries taken as a whole that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
6.06          True and Complete Disclosure. All information (taken as a whole), other than forward-looking information, furnished by or on behalf of the Parent or any of its Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole), other than forward-looking information, hereafter furnished by or on behalf of the Parent or any of its Subsidiaries in writing to the Administrative Agent or any Lender shall, be true and accurate in all material respects on the date as of which such information is dated or certified, not contain any untrue statement of a material fact and not be incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
6.07          Margin Regulations. Neither the Parent nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No proceeds of any Loan shall be used for any purpose which shall violate or be inconsistent with the provisions of the Margin Regulations.
6.08          Tax Returns; Payments; Tax Treatment. The Parent and each of its Subsidiaries has timely filed with the appropriate taxing authority all material returns, statements, forms and reports for taxes or an extension therefor (the "Returns") required to be filed by them, or with respect to their income, properties or operations. The Returns accurately reflect in all material respects all liability for taxes of the Parent its Subsidiaries as a whole for the periods covered thereby. Each of the Parent and its Subsidiaries have paid all taxes and assessments required to be paid by them, other than those that are being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP. All tax liabilities of the Parent and any of its Subsidiaries have been adequately provided for in the financial statements of the Parent and the Parent does not know of any actual or proposed additional material tax assessments. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries that, if determined adversely to the Parent or such Subsidiary would, individually or in the aggregate, have, a Material Adverse Effect. The Parent is treated as a corporation for U.S. federal income tax purposes. No payment by or on account of any obligation of any Loan Party under any Loan Document shall be treated as income from sources within the United States for U.S. federal income tax purposes.

6.09          Compliance with ERISA.
(a)          No ERISA Event has occurred which would reasonably be expected to have a Material Adverse Effect, nor has any event, condition or underfunding occurred with respect to any (i) Plan (whether or not terminated), (ii) "Multiemployer Plan", or (iii) plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits to any retiree or other former employee (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state, local or other law) which, in any case, would reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is an entity whose underlying assets are "plan assets" (as defined in Section 3(42) of ERISA) subject to ERISA; no "reportable event" (as defined in ERISA) has occurred with respect to any Plan for which the Parent or any of its Subsidiaries would have any liability which would reasonably be expected to have a Material Adverse Effect; neither the Parent nor any of its Subsidiaries has incurred, nor expects to incur, liability under Sections 412 or 4971 of the Code which would reasonably be expected to have a Material Adverse Effect; and each Plan for which the Parent or any of its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification resulting in a Material Adverse Effect.
(b)          Each Foreign Pension Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect. No liability to any applicable governmental authority or any Foreign Pension Plan or any related trust has been or is expected to be incurred by the Parent or any Subsidiary of the Parent or any ERISA Affiliate. All contributions required to be made with respect to a Foreign Pension Plan have been timely made except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect. Neither the Parent nor any Subsidiary of the Parent have incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except that which would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Parent's most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not (i) exceed in any material respect the current value of the assets of such Foreign Pension Plan (other than a severance plan or similar arrangement providing for payments on termination of employment) allocable to such benefit liabilities, or (ii) exceed the current value of the assets of a Foreign Pension Plan that is a severance plan or similar arrangement providing for payments on termination of employment, except that would not reasonably be expected to result in a Material Adverse Effect.

6.10          Collateral; the Security Agreements.
(a)          Each Borrower and Guarantor owns the Collateral pledged by it under the Collateral Agreements, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than Permitted Collateral Liens.  The Collateral Agreements, when duly executed and delivered in accordance with their terms by the parties thereto, shall represent all of the collateral agreements, security agreements, guarantee agreements, pledge agreements and other similar agreements necessary to grant a valid, legally binding and enforceable first-priority security interest in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties.
(b)          The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral governed thereby and, (i) when financing statements are filed in the offices specified on Schedule 6.10 and (ii) upon the taking of possession or control by the Collateral Agent of the Pledged Securities with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent, to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the grantors in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Collateral Agent), in each case subject to no Liens other than Permitted Collateral Liens.
(c)          Upon proper filing or recording in the appropriate offices, the Ship Mortgages shall create valid, perfected and enforceable first-priority and preferred mortgage on each of the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon, the Ocean Rig Mykonos, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena and the Ocean Rig Paros securing the payment of the Secured Obligations in accordance with the terms thereof and upon such filing and recordation, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon, the Ocean Rig Mykonos, the Ocean Rig Mylos, the Ocean Rig Skyros, the Ocean Rig Athena, the Ocean Rig Paros and the Leiv Eiriksson shall be free and clear of all security interests, mortgages, pledges, liens, encumbrances and claims of record, except for the Ship Mortgages and Permitted Collateral Liens.
(d)          Each other Collateral Agreement delivered on the Restructuring Effective Date or pursuant to Section 7.07 shall, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable first-priority Liens on, and security interests in all of the Loan Parties' right, title and interest in and to the Collateral governed thereby, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral

Agent, to the extent required by any Collateral Agreements), in each case as and to the extent required by the Collateral Agreements, the Liens created by such Collateral Agreements shall constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Collateral Agent), in each case subject to no Liens other than the applicable Permitted Collateral Liens.
6.11          Capitalization. All of the Capital Stock of each Loan Party (other than the Parent) is legally and beneficially owned as set forth on Schedule 6.11. Except as set forth on Schedule 6.11, all such outstanding Equity Interests have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.
6.12          Subsidiaries.
(a)          Schedule 6.12(a) sets forth a true and complete list of the following: (i) all Subsidiaries of the Parent as of the Restructuring Effective Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Restructuring Effective Date; (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by any Person as of the Restructuring Effective Date.
(b)          Schedules 6.12(b)(i) and (ii) collectively set forth a true and complete list of all Subsidiaries of the Parent designated as Immaterial Subsidiaries as of the Restructuring Effective Date, which Immaterial Subsidiaries individually and in the aggregate satisfy the criteria set forth in the definition of Immaterial Subsidiary as of the Restructuring Effective.
(c)          Schedule 6.12(c) sets forth a true and complete list of all Subsidiaries of the Parent designated as Unrestricted Subsidiaries as of the Restructuring Effective Date, which Unrestricted Subsidiaries individually and in the aggregate satisfy the criteria set forth in the definition of Unrestricted Subsidiary and in Section 7.18 as of the Restructuring Effective.
6.13          Compliance with Statutes, etc. Each of the Parent and its Subsidiaries is in compliance with all applicable material statutes, regulations, judgments, international treaties or conventions and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property.
6.14          Investment Company Act. Neither of the Parent nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended and the rules and regulations thereunder.
6.15          Legal Names; Type of Organization (and Whether a Registered Organization);  Jurisdiction of Organization; etc.  Schedule 6.15 sets forth, as of the Restructuring Effective Date, the legal name of the Loan Parties, the type of organization of the Loan Parties, whether or not each Loan Party is a registered organization, the jurisdiction of organization of each Loan Party and the organizational identification number (if any) of each Loan Party.
6.16          Environmental Matters.
(a)          Except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Parent and its Subsidiaries is and has been in compliance with all Environmental Laws and has obtained and complied with all the permits, licenses, registrations and approvals required under Environmental Laws, (ii) there are no pending or, to the knowledge of the Parent, threatened Environmental Claims against or affecting the Parent, any of its Subsidiaries or any Vessel, Real Property or other facility owned, leased or operated by the Parent or any of its Subsidiaries (including any such claim to the extent known by the Parent to exist and arising out of the ownership, lease or operation by the Parent or any of its Subsidiaries of any Vessel, Real Property or other facility formerly owned, leased or operated by the Parent or any of its Subsidiaries but no longer owned, leased or operated by the Parent or any of its Subsidiaries), (iii) neither the Parent nor any of its Subsidiaries has become subject to any liability, obligation or cost pursuant to Environmental Law, and (iv) there are no facts, circumstances, conditions or occurrences in respect of the business or operations of the Parent or any of its Subsidiaries as currently conducted or planned (or, to the knowledge of the Borrowers, any of the Borrowers' or any of their Subsidiaries' respective predecessors) or any Vessel, Real Property or other facility currently owned or operated by the Borrowers or any of their Subsidiaries (or, to the knowledge of the Borrowers, any of the Borrowers' or any of their Subsidiaries' formerly owned or operated Vessel, Real Property or other facility) that could form the basis of an Environmental Claim against the Parent or any of its Subsidiaries with respect to the Parent, any Subsidiary or any Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries, or to cause such Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.
(b)          Hazardous Materials have at all times been generated, used, treated or stored on, or transported to or from, or Released on, under, to or from, any Vessel, Real Property or other facility owned, leased or operated by the Parent or any of its Subsidiaries in a manner so as not to result in liability under Environmental Laws applicable to the country in which each Vessel operates against the Parent or any of its Subsidiaries, except where such liability, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.
(c)          All of the Vessels comply with all Environmental Laws, and no cost is required to maintain such compliance or, to the knowledge of the Parent, to achieve compliance with pending requirements under Environmental Laws except such noncompliance or costs as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Parent and its Restricted Subsidiaries have made all required payments to statutory environmental insurance schemes required under Environmental Law and other environmental insurance schemes applicable to the

Parent and its Restricted Subsidiaries except such failure to make payments as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.17          No Default. Neither the Parent nor any of its Subsidiaries is in default under or with respect to any indenture, mortgage, deed of trust, charter, credit agreement or loan agreement, or any other agreement, permit, contract or instrument, in each case to which the Parent or such Subsidiary is a party or by which it or any of its property or assets is bound or to which it may be subject, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing (for the avoidance of doubt, excluding any "default" or "event of default" under the Existing Agreements and any transactions as contemplated in the Restructuring Agreement or the Schemes).
6.18          Patents, Licenses, Franchises and Formulas. The Parent and its Subsidiaries own, or have the right to use, all patents, trademarks, trade secrets, service marks, trade names, copyrights, licenses, franchises, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights necessary to carry on their business in all material respects; neither the Parent nor any of its Subsidiaries have received any written communications alleging that the Parent or any Subsidiary has violated, infringed or conflicted with or, by conducting its business as currently conducted would violate, infringe or conflict with, any intellectual property of any other person or entity.
6.19          Anti-Corruption Laws. Neither the Parent nor any of its Subsidiaries or, to the Parent's knowledge, any director, officer, employee, affiliate or agent of either the Parent or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by any such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in contravention of the FCPA and the Parent, its Subsidiaries and its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to promote and achieve, and which are reasonably expected to continue to promote and achieve, continued compliance therewith.
6.20          Insurance. The Parent and each of the Subsidiaries carry, or are covered by, insurance (which term as used herein shall include membership in Protection & Indemnity clubs) in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective Vessels and properties and as is customary for companies engaged in similar businesses, and all such insurance is in full force and effect. There are no material claims by the Parent or any Subsidiary under any insurance policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Parent nor any Subsidiary has received written notice from any insurer or agent of such insurer that any material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance. The Parent has no reason to believe that any insurer providing coverage to the Parent or any Subsidiary is not financially sound or that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a substantially similar cost. Neither the Parent nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied in any material respect.
6.21          Collateral Vessels.
(a)          The name, registered owner and official number, and jurisdiction of registration and flag of each Collateral Vessel are set forth on Schedule 6.21. Each Collateral Vessel is operated in all material respects in compliance with all applicable laws, rules and regulations. Each Collateral Vessel has been duly registered under the laws and regulation and flag of the jurisdiction set forth opposite its name on Schedule 6.21, and no other action is necessary to establish and perfect such entity's title to and interest in such vessel as against any employment contractor or third party. Each Collateral Vessel is covered by all such insurance as is required in accordance with the requirements of the respective Ship Mortgage and Section 7.01.
(b)          Each Loan Party which owns or operates or which will own or operate one or more Collateral Vessels is qualified to own and operate such Collateral Vessel under the laws of its jurisdiction of incorporation and its relevant flag state. Each Collateral Vessel is classed by any of Lloyd's Register of Shipping, American Bureau of Shipping, Det Norske Veritas, Bureau Veritas or a classification society that is a full member of the International Association of Classification Societies and each Collateral Vessel is in class with valid class and trading certificates, without any overdue recommendations.
6.22          Properties.  Except as described on Schedule 6.22, the Parent and each of its Subsidiaries has good and marketable title to all the properties and assets reflected in the balance sheets referred to in Section 7.05(a), including any leasehold interests in such property (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement) are subject to no Lien except Permitted Liens (or, in the case of any Lien on Collateral, Permitted Collateral Liens). All of the leases, subleases, employment contracts, charters, newbuilding contracts and options to acquire additional contracts that are material to the business of the Parent and the Subsidiaries, and under which the Parent or any of the Subsidiaries holds properties reflected in the financial statements are valid, enforceable and in full force and effect, and neither the Parent nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Parent or any Subsidiary under any of the leases or contracts mentioned above, or affecting or questioning the rights of the Parent or such Subsidiary to the continued possession of the lease, subleased or contracted property under any such lease, sublease, employment contract, charter, newbuilding contract or option to acquire additional contracts.
6.23          Anti-Terrorism.
(a)          The operations of the Parent and the Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by the PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where the Parent and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Parent, threatened.
(b)          (i) Neither the Parent nor any of the Subsidiaries or, to the Parent's knowledge, any director, officer, employee, affiliate, agent or representative of the Parent or any of the Subsidiaries, is a Person that is, or is controlled by a Person that is:
(1)          the subject of any sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority (collectively, "Sanctions"), or
(2)          located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).
(ii)          Each of Parent and the Borrowers represent and covenant that it has not nor has any of its Subsidiaries knowingly engaged in, is not now knowingly engaged in and will not knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction was, to its knowledge, the subject of Sanctions.
6.24          Form of Documentation. Each of the Loan Documents is or, when executed, will be in proper legal form under the laws of the jurisdiction which governs such documents for the enforcement thereof under such laws, as applicable, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Loan Document under the laws of the jurisdiction which governs such document, it is not necessary that any Loan Document or any other document be filed or recorded with any court or other authority in such applicable permitted jurisdiction, except as have been made, or will be made.
6.25          Place of Business. None of the Loan Parties has a place of business in any jurisdiction which requires any of the Collateral Agreements to be filed or registered in that jurisdiction to ensure the validity of the Collateral Agreements to which it is a party unless all such filings and registrations have been made or will be made.
6.26          No Immunity. Neither the Parent, nor any Subsidiary is a sovereign entity or has immunity on the grounds of sovereignty or otherwise has any immunity from the jurisdiction of any court or from any legal process under the laws of the United States, the Republic of the

Marshall Islands, or the Cayman Islands or any political subdivisions thereof. A final and conclusive judgment for a sum of money obtained in a court in any jurisdiction inside or outside the United States arising out of or in connection with any Loan Document would be enforceable against the Parent and its Subsidiaries in the courts of the Republic of the Marshall Islands and the Cayman Islands.
6.27          Labor Matters. No labor dispute with the employees of the Parent or any Subsidiary exists or, to the knowledge of the Parent, is imminent, and the Parent is not aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary's principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.
6.28          Existence. Each of the Loan Parties that is incorporated under the laws of the Republic of the Marshall Islands is a "nonresident corporation" under the laws of the Republic of the Marshall Islands, as such term is utilized in The Business Corporations Act and the Secured Transactions Act of 2007.
6.29          Litigation. Except as set forth on Schedule 6.29 and as may arise in connection with or otherwise relating to commencement, pendency or consummation of the Schemes, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or to which any of the properties or assets of the Parent or any of its Subsidiaries is subject before any court, arbitrator or administrative or governmental agency that, if determined adversely to the Parent or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.
SECTION 7.          Covenants.  Each of the Parent and the Borrowers covenant and agree that from and after the Restructuring Effective Date and until all Loans, together with interest, fees and all other Obligations (other than indemnities described in Section 10.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
7.01          Maintenance of Property; Insurance.
(a)          The Parent shall, and shall cause each Restricted Subsidiary to, (i) keep all material property necessary to the business of the Parent and the Restricted Subsidiaries in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), and (ii) furnish to the Administrative Agent, at the written request of the Administrative Agent, copies of the insurance carried on the Collateral Vessels.
(b)          The Parent shall, and shall cause each Restricted Subsidiary to:
(i)          insure and keep each Collateral Vessel insured or cause or procure each Collateral Vessel to be insured and to be kept insured at no expense to the Administrative Agent or the Collateral Agent in regard to (collectively, the "Insurances"):
(1)          hull and machinery (including increased value insurance and freight interest insurances, if any);

(2)          war risks (including common conditions and exclusions);
(3)          protection and indemnity risks (including vessel pollution risks);
(4)          mortgagee's interest risks (including additional perils pollution);
(5)          loss of hire, to the extent reasonably deemed prudent by Parent in light of the cost of obtaining such insurance; and
(6)          such other insurances as a prudent owner of similar vessels of the same age and type would obtain or would legally be required to obtain when operating in the same trade and geographic area as such Collateral Vessel, as well as any insurances required to meet the requirements of the jurisdiction where such Collateral Vessel is employed;
provided that neither the Parent nor any of the Restricted Subsidiaries shall be required to procure or maintain any insurance otherwise required to be procured or maintained under this clause (i), if such insurance is not commercially available in the commercial insurance market; provided further that the Insurances referred to in Section 7.01(b)(i)(a) shall not be required to exceed, in the aggregate for all Collateral Vessels, 125% of the outstanding amount of the Loans (i.e., the Insurances referred to in Section 7.01(b)(i)(a) for any Collateral Vessel shall not be required to exceed an amount that is equal to the quotient of (x) 125% of the outstanding amount of the Facility, divided by (y) the number of Collateral Vessels that are subject to a Ship Mortgage at the time of determination); provided further that the Insurances referred to in Section 7.01(b)(i)(c) shall not be required to exceed $500,000,000; provided further that the Insurances referred to in Sections 7.01(b)(i) shall be maintained in a manner consistent with the applicable Insurances in place on the Restructuring Effective Date and consistent with insurance obtained by similarly situated vessel owners engaged in the same or similar business;

(ii)          effect the Insurances or cause or procure the same to be effected:
(1)          in such amounts and upon such terms and with such deductibles as ship-owners engaged in the same or similar business and similarly situated would deem commercially prudent under the circumstances; and
(2)          through the owner's approved broker (the "Owner's Insurance Broker") and reputable independent insurance companies and/or underwriters (including mutual insurance schemes and /or captive insurance schemes) in Europe, North America, the Far East and other established insurance markets except that the insurances against protection and indemnity risks may be effected by the entry of the Collateral Vessels with protection and indemnity associations which are members of the International Group of Protection & Indemnity Clubs (the "IGP&I") or, if the IGP&I has disbanded and there is no successor or replacement body of associations, other leading protection and indemnity associations and the insurances against war risks may be effected by the entry of the Collateral Vessel with leading war risks associations (hereinafter called the "Insurers");
(iii)          renew or replace all such Insurances or cause or procure the same to be renewed or replaced before the relevant policies or contracts expire and to procure that the Owner's Insurance Broker and/or the relevant protection and indemnity association or war risks association shall promptly upon request of the Collateral Agent (acting at the direction of the Required Lenders) confirm in writing as and when each such renewal or replacement is effected;
(iv)          duly and punctually pay, or cause duly and punctually to be paid, all premiums, calls, contributions or other sums payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Collateral Agent and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;
(v)          procure that all policies, binders, cover notes or other instruments of the Insurances referred to in Sections 7.01(b)(i)(a), (b) and (e) above shall be taken out in the name of any Borrower, any Guarantor or a Restricted Subsidiary and shall incorporate a loss payable clause naming the Collateral Agent as loss payee prepared in compliance with the terms of the Insurance Assignment;
(vi)          procure that upon the request of the Collateral Agent (acting at the direction of the Required Lenders), copies of all original such instruments of Insurances shall be from time to time delivered to the Collateral Agent after receipt by the Parent or a Restricted Subsidiary thereof and procure that the Collateral Agent receives letters of undertaking and, to the extent applicable, fleet premium lien waivers, with respect to the Insurances in a form consistent with those issued in the insurance market at the time, unless equivalent protection is afforded by the terms of the relevant Insurances;
(vii)          not employ any Collateral Vessel or suffer any Collateral Vessel to be employed otherwise than in conformity with the terms of all policies, bindings, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;
(viii)          cause any proceeds in respect of the Insurances referred to in Section 7.01(b)(i) (except clause (d) and, if an Event of Default has occurred and is continuing, clause (c) and, as applicable, (f) of such paragraph) to be paid to any Borrower or any Guarantor that then owns the Collateral Vessel (subject to provisions as to named insureds, additional insureds and loss payees in favor of the Collateral Agent as required by this Section 7.01 (b)); and
(ix)          do all reasonable things necessary, proper and, upon the request of the Collateral Agent (based on the advice of counsel), desirable, and execute and deliver all documents and instruments, to enable the Collateral Agent to collect or recover any moneys to become due in respect of the Insurances.
7.02          Existence; Conduct of Business. The Parent shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of (i) the Parent and the Restricted Subsidiaries, taken as a whole, and (ii) the Borrowers and the Guarantors, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.14.
7.03          Operation of Collateral Vessels. The Parent shall cause each Restricted Subsidiary that owns or operates, or shall own or operate, one or more Collateral Vessels to, at all times while owning or operating such Collateral Vessels, operate or cause such Collateral Vessel to be operated in a manner consistent with reasonable industry practice.
7.04          Payment of Obligations. The Parent shall, and shall cause each Restricted Subsidiary to, pay its material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.
7.05          Reports.
(a)          The Parent shall furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender prompt written notice thereof):
(i)          within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports on Form 6-K (or any successor form) containing the Parent's unaudited quarterly consolidated financial statements (including a balance sheet and statement of income, changes in stockholders' equity and cash flow) and a Management's Discussion and Analysis of Financial Condition and Results of Operations (the "MD&A") (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);
(ii)          within 135 days after the end of each fiscal year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein (including the Parent's audited consolidated financial statements, an opinion with respect thereto by the Parent's certified independent accountants of recognized national standing reasonably acceptable to the Required Lenders (which opinion shall be without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) and an MD&A) for such fiscal year; and
(iii)          at or prior to such times as would be required to be filed or furnished to the SEC if the Parent or any Borrower was then a "foreign private issuer" subject to Section 13(a) or 15(d) of the Exchange Act (whether or not such Person is then subject to such requirements), all such other reports and information that such Person would have been required to file or furnish pursuant thereto.
(b)          All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. The quarterly and annual reports shall include a reasonably detailed presentation (consistent with past practices), either in the MD&A or otherwise, of the financial condition and results of operations of the Borrowers and the Guarantors (other than the Parent) separate from the financial condition and results of operations of the Parent and the Restricted Subsidiaries, and shall include information regarding the adjustments, if any, to the calculation of Consolidated Net Income in connection with drydock, shipyard stay and special survey expenses, asapplicable.  In addition, the Parent shall hold and participate in quarterly conference calls with the Lenders relating to the financial condition and results of operations of the Parent and the Restricted Subsidiaries.
7.06          Notices of Material Events. The Parent shall furnish prompt written notice to the Administrative Agent (which in turn shall furnish to each Lender) of the following:
(a)          the occurrence of any Default or Event of Default;
(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Parent or any Subsidiary, affecting the Parent or any Affiliate thereof, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Parent to the Administrative Agent, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;
(c)          the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect;
(d)          any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody's, or any notice from either such agency indicating its intent to effect such a change or to place the Parent or such credit facilities on a "CreditWatch" or "WatchList" or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities;

(e)          any casualty or other damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding (and shall ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Agreements); and
(f)          any other development (including notice of any Environmental Liability) that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
7.07          Filings; Additional Guarantors; Further Assurances.
(a)          The Borrowers and the other Loan Parties hereby authorize the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral, at the sole cost and expense of the Loan Parties, without the signature of the Borrowers or any other Loan Party, where permitted by law. None of the Borrowers or any Guarantor shall take any action or omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Secured Parties except as expressly set forth herein or in any Collateral Agreement.
(b)          If, after the Restructuring Effective Date, any Subsidiary of the Parent becomes subject to the Collateral and Guarantee Requirement (by way of formation, acquisition or otherwise), the Parent shall take all steps necessary, within 45 days of the date on which such Subsidiary is formed, acquired or otherwise becomes subject to the requirements of the Collateral and Guarantee Requirement, to cause the Collateral and Guarantee Requirement in respect of such Subsidiary to be and remain satisfied at all times, including the execution and delivery of supplements to the Guarantee Agreement and the Security Agreement, as applicable, and the delivery of legal opinions consistent with the legal opinions delivered on the Restructuring Effective Date.
(c)          If property constituting Collateral is acquired by the Borrowers or any Guarantor and such property is not automatically subject to a first-priority perfected Lien in favor of the Collateral Agent under the Collateral Agreements, then the Borrowers or such Guarantor shall, as soon as practicable after the acquisition of such property (and, in any event, within 45 days thereafter), (i) grant to the Collateral Agent a first-priority perfected Lien over such property, (ii) deliver certain certificates to the Collateral Agent in respect thereof as required by the Collateral and Guarantee Requirement or by the Collateral Agreements, and (iii) take all other necessary steps to perfect the first-priority perfected Lien in favor of the Collateral Agent as and to the extent required by the Collateral Agreements.
(d)          The Parent shall furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in the legal name of the Parent, any Borrower or any Guarantor, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of the Parent, any Borrower or any Guarantor (including as a result of any merger or consolidation), or (iii) in the organizational identification number, if any, or, with respect to the Parent, any Borrower or any Guarantor organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such person. The Parent shall not, and shall not permit any Borrower nor any Guarantor to, effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
(e)          Neither any Borrower nor any Guarantor shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Loans, (ii) the Working Capital Facility, (iii) solely with respect to the sale of Collateral subject to a Permitted Equipment Lien, the agreements governing Indebtedness secured by such Permitted Equipment Lien or (iv) otherwise as may be permitted or required by this Agreement or the other Collateral Agreements, including with respect to any Permitted Collateral Liens.
(f)          If any Loan Party becomes organized, through a merger or otherwise, in a jurisdiction other than a Permitted Jurisdiction, then such Loan Party, shall take all further action to continue and maintain the Collateral Agent's first priority perfected security interest in the Collateral.
7.08          Compliance Certificate.
(a)          Together with each delivery of financial statements pursuant to Section 7.05(a)(ii), the Parent shall deliver to the Administrative Agent a certificate from an Authorized Representative of the Parent (i) stating that a review of the activities of the Parent and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Authorized Representative with a view to determining whether the Parent and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement and the other Loan Documents, and further stating, as to each such Authorized Representative signing such certificate, that, to the best of his or her knowledge, the Parent and the Restricted Subsidiaries have kept, observed, performed and fulfilled each covenant contained in this Agreement and the other Loan Documents applicable to them and are not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Parent is taking or propose to take with respect thereto) and (ii) (A) setting forth any changes in any information contained in the Perfection Certificate delivered on the Restructuring Effective Date (or, following delivery of the first such compliance certificate, from the date of the most recently completed compliance certificate) or (B) certifying that there has been no change in such information from the Perfection Certificate delivered on the Restructuring Effective Date (or, following delivery of the first such compliance certificate, from the date of the most recently completed compliance certificate).
(b)          The Parent shall, so long as any of the Loans are outstanding, deliver to the Administrative Agent, within 10 Business Days of any of its Authorized Representatives becoming aware of any Default or Event of Default, a written statement specifying such Default or Event of Default and what action the Parent is taking or propose to take with respect thereto.
7.09          Books and Records; Inspection and Audit Rights. The Parent shall, and shall cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. The Parent shall, and shall cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the foregoing rights of the Administrative Agent and the Lenders shall not unreasonably interfere in any material respect with the conduct of the business of the Parent or any Restricted Subsidiaries.
7.10          Compliance with Laws. The Parent shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
7.11          Rated Credit Facilities. The Borrowers shall use commercially reasonable efforts to cause the Loans to be continuously rated by S&P and Moody's and the Parent shall use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody's.
7.12          Transactions with Affiliates.
(a)          The Parent shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent or any of its Subsidiaries (each, an "Affiliate  Transaction") involving, with respect to any such transaction or series of related transactions, payments or consideration in excess of $1,000,000, unless:

(i)          the Affiliate Transaction is on terms that are either (a) no less favorable to the Parent or the relevant Subsidiary than those that could have been obtained in a comparable arm's-length transaction by the Parent or such Subsidiary with a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (b) if in the good faith judgment of a Financial Officer, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Parent or the relevant Subsidiary from a financial point of view; and
(ii)          Parent obtains and delivers to the Administrative Agent:
(1)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors of the Parent set forth in an Officer's Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 7.12 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Parent; and
(2)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, an opinion issued to the Board of Directors of the Parent by an accounting, appraisal or investment banking firm of international standing or generally recognized in the shipping or offshore drilling industries as qualified to perform the tasks for which such firm has been engaged as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that the terms of such Affiliate Transaction are no less favorable to the Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm's-length transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent and any of its Subsidiaries.
(b)          For the avoidance of doubt, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration of $5,000,000 or less, the determination that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 7.12 may be made by a Financial Officer.
(c)          The following items shall not be deemed to be Affiliate Transactions, as applicable, and, therefore, shall not be subject to Section 7.12(a):
(i)          the New Management Agreements;
(ii)          any employment agreement, employee benefit plan, compensation plan or arrangement, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(iii)          payment of reasonable and customary directors' fees to directors of the Parent or any Restricted Subsidiary;
(iv)          transactions solely between or among the Parent and the Restricted Subsidiaries;
(v)          the issuance or sale of Equity Interests (other than Disqualified Stock) of the Parent to, or receipt of capital contributions from, Affiliates of the Parent;
(vi)          loans or advances to employees of the Parent or any Restricted Subsidiary in the ordinary course of business not to exceed $2,000,000 in the aggregate at any one time outstanding;
(vii)          Restricted Payments (including as Permitted Investments) that do not violate Section 7.15;
(viii)          any agreement as in effect on the Restructuring Effective Date and set forth on Schedule 7.12 and any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Lenders);
(ix)          the Transactions and all fees and expenses paid or payable in connection therewith; and
(x)          the granting and performance of registration rights for the Parent's securities.
7.13          Limitations on Liens. The Parent shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, create, Incur, permit to exist or assume (i) any Lien of any kind on any Collateral, except for Permitted Collateral Liens, or (ii) any Lien of any kind securing Indebtedness on any of its property or assets that are not Collateral, except for Permitted Liens.
7.14          Limitations on Merger, Consolidation or Sale of Assets.
(a)          The Parent shall not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not the Parent is the Person formed by or surviving any such amalgamation, consolidation or merger); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent and the Restricted Subsidiaries, taken as a whole, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person other than in accordance with the Restructuring Agreement or the Schemes.

(b)          Each Borrower shall not directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, (x) other than in accordance with the Restructuring Agreement or the Schemes or (y) unless:
(i)          immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(ii)          a Borrower is the surviving Person (such Borrower, the "Successor Borrower");
(iii)          the Parent delivers to the Administrative Agent an Officer's Certificate and an opinion of counsel, in each case stating that such amalgamation, consolidation, merger or transfer and each such amendment and supplement or other documents or instruments comply with this Section 7.14.
(iv)          the Successor Borrower causes such amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to (a) preserve and protect the Lien of the Collateral Agent or (b) grant a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, as applicable, on any Collateral owned by or transferred to the Successor Borrower and deliver an opinion of counsel as to the enforceability thereof and such matters covered by the opinions delivered on the Restructuring Effective Date as to such Successor Borrower; and
(v)          any Collateral owned by or transferred to such Successor Borrower shall (a) constitute Collateral under this Agreement and the Collateral Agreements to which it is a party, (b) be subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (c) not be subject to any Lien other than Permitted Collateral Liens.
(c)          The Parent and the Borrowers shall not permit any Guarantor (other than the Parent) to directly or indirectly sell or otherwise dispose of all or substantially all of its assets to, or amalgamate, consolidate with or merge with or into, another Person other than a Borrower or another Guarantor (x) other than in accordance with the Restructuring Agreement or the Schemes or (y) unless:
(i)          immediately before and after giving effect to such transaction or series of related transactions, no Default or Event of Default exists;
(ii)          a Guarantor is the surviving Person (such Guarantor, the "Successor Guarantor");
(iii)          the Parent delivers to the Administrative Agent an Officer's Certificate and an opinion of counsel, in each case stating that such amalgamation, consolidation, merger or transfer and each such amendment and supplement or other documents or instruments comply with this Section 7.14;
(iv)          the Successor Guarantor causes such amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to (a) preserve and protect the Lien of the Collateral Agent or (b) grant a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, as applicable, on any Collateral owned by or transferred to such Successor Guarantor and deliver an opinion of counsel as to the enforceability thereof and such matters covered by the opinions delivered on the Restructuring Effective Date as to such Successor Guarantor; and
(v)          any Collateral owned by or transferred to such successor Guarantor shall (a) constitute Collateral under this Agreement and the Collateral Agreements to which it is a party, (b) be subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (c) not be subject to any Lien other than Permitted Collateral Liens.
(d)          For purposes of the foregoing, entry into one or more Collateral Vessel Contracts or other charters, pool agreements or drilling contracts with respect to any Vessels shall be deemed not to be a sale, assignment, transfer, conveyance or other disposition subject to this Section 7.14.
(e)          Notwithstanding anything to the contrary herein, any Immaterial Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to a Loan Party (other than the Parent)).
7.15          Limitations on Restricted Payments.
(a)          The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly (clauses (i) through (iv) below, collectively, "Restricted Payments"):
(i)          declare or pay any dividend or make any other payment or distribution on account of Equity Interests of the Parent or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, consolidation or amalgamation involving the Parent or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Parent's or any of the Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent and other than dividends or distributions payable to the Parent or any Restricted Subsidiary);
(ii)          purchase, repurchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving) any Equity Interests of the Parent or any direct or indirect parent of the Parent held by any Person (other than Equity Interests held by the Parent or any Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by an Affiliate of the Parent (other than Equity Interests held by the Parent or any Restricted Subsidiary) (in each case other than directly in exchange for Equity Interests of the Parent that is not Disqualified Stock);
(iii)          make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Borrower or any Guarantor that is contractually subordinated to the Loans or to any Guarantee (excluding any intercompany Indebtedness between or among the Parent and any of the Restricted Subsidiaries), except the purchase, repurchase, redemption, defeasance or other acquisition of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of purchase, repurchase, redemption, defeasance or acquisition, and the payment of principal of such Indebtedness at the Stated Maturity thereof; or
(iv)          make any Restricted Investment.
(b)          So long as immediately before and after giving effect thereto no Default or Event of Default has occurred and is continuing, the preceding paragraph (a) shall not prohibit the following:
(i)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by the Parent or a Restricted Subsidiary in respect of the Equity Interests of the Parent or such Restricted Subsidiary on a pro rata basis so long as (x) Consolidated Cash Flow is positive at the time of such dividend and (y) Consolidated Total Leverage Ratio of the Parent does not exceed 2.0 to 1.0 after giving effect to such dividend;
(ii)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by the Parent or a Restricted Subsidiary in respect of the Equity Interests of the Parent or such Restricted Subsidiary on a pro rata basis of up to $50,000,000 in the aggregate over the life of this Agreement;
(iii)          the payment of any dividend or distribution or the consummation of any irrevocable redemption after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;
(iv)          the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Parent or any Restricted Subsidiary that is contractually subordinated to the Obligations with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness with respect thereto;
(v)          cash payments in lieu of the issuance of fractional shares, or payments to dissenting stockholders (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is expressly permitted by this Agreement;
(vi)          the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary held by any current or former officer, director or employee of the Parent or any Restricted Subsidiary pursuant to any equity subscription agreement, employee stock ownership plan or similar trust, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,000,000 in any calendar year (with any portion of such $2,000,000 amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount);
(vii)          the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities, to the extent such Equity Interests represent a portion of the exercise or conversion price thereof or the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Parent or any Restricted Subsidiary held by any current or former officers, directors or employees of the Parent or such Restricted Subsidiary in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock), in each case in order to satisfy any tax withholding obligation with respect to such exercise or vesting; and
(viii)          any purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness subordinated to the Obligations from proceeds of an Asset Sale or in the event of a Change of Control, in each case only if prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Parent or any Restricted Subsidiary has made an Asset Sale Offer or a Change of Control Offer, as applicable, as provided in this Agreement and has completed the repurchase or repayment of all Loans in connection with such Asset Sale Offer or Change of Control Offer in accordance with the requirements of this Agreement.
7.16          Limitations on Indebtedness and Issuance of Preferred Stock.
(a)          The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur,"

"Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing), any Indebtedness (including Acquired Debt) or issue any Disqualified Stock or Preferred Stock.
(b)          Section 7.16(a) shall not prohibit the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):
(i)          the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness under one or more credit facilities Incurred (a) in connection with the financing of all or any part of the purchase price, lease expense, charter expense, rental payments or cost of design, construction, installation or improvement of Drilling Equipment used in the Permitted Business (including any Indebtedness deemed to be Incurred in connection with such purchase) or (b) Permitted Refinancing Indebtedness in respect of Indebtedness otherwise Incurred pursuant to this clause (1); provided that, (i) after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds thereof (including any related purchase of Drilling Equipment), the aggregate principal amount of the Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries shall not exceed $150,000,000 multiplied by the number of Qualified Vessels or (ii) such Indebtedness is Non-Recourse Debt.
(ii)          the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness represented by (a) the Loans and related Guarantees and (b) Existing Indebtedness;
(iii)          the Incurrence by the Parent or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted to be Incurred under clauses (2), (10) or (13) of this Section 7.16(b);
(iv)          the Incurrence by the Parent or any Restricted Subsidiary of intercompany Indebtedness between or among the Parent and the Restricted Subsidiaries; provided, however, that:
(1)          if any Borrower or any Guarantor is the obligor on such Indebtedness and the obligee is not a Borrower or a Guarantor (other than the Parent), such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations; and
(2)          upon any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary, or (ii) sale or other transfer of any such Indebtedness to a Person that is not the Parent or a Restricted Subsidiary, the exception provided by this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness will be deemed to have been Incurred at the time of any such issuance or transfer;

(v)          the Incurrence by the Parent or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;
(vi)          the guarantee by the Parent or any Restricted Subsidiary of Indebtedness of the Parent or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 7.16; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(vii)          the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, and performance and surety bonds or other Indebtedness of a like nature, in each case in the ordinary course of business;
(viii)          the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;
(ix)          the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Parent or any Restricted Subsidiary pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided, however, that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by the Parent and the Restricted Subsidiaries in connection with such disposition;
(x)          Indebtedness of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent or a Restricted Subsidiary or (b) otherwise in connection with or contemplation of such acquisition); provided that, (i) after giving pro forma effect to the Incurrence of such Indebtedness, the aggregate principal amount of the Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries shall not exceed $150,000,000 multiplied by the number of Qualified Vessels or (ii) such Indebtedness is Non-Recourse Debt;
(xi)          the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness through the provision of bonds, guarantees, letters of credit or similar instruments required by the United States Federal Maritime Commission or any other governmental or regulatory agencies, foreign or domestic, including, without limitation, customs authorities, in each case in the ordinary course of business for Vessels owned, operated or chartered by the Parent or any Restricted Subsidiaries;
(xii)          the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness in the form of customer deposits and advance payments received in the ordinary course of business from customers for services purchased in the ordinary course of business; and
(xiii)          the Incurrence by the Parent or any Restricted Subsidiary Indebtedness under one or more working capital credit facilities in an aggregate principal amount (including loans and letters of credit) not to exceed $200,000,000 (the "Working Capital Facility"); provided that the Working Capital Facility is subject to the Intercreditor Agreement or an intercreditor arrangement in form and substance reasonably acceptable to the Required Lenders.
(c)          For purposes of determining compliance with this Section 7.16, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) of Section 7.16(b), the Parent or the applicable Restricted Subsidiary shall be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 7.16. The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 7.16. Further, the reclassification of any lease or other liability of the Parent, the Borrowers or any of Restricted Subsidiary as Indebtedness due to a change of accounting principles after the Restructuring Effective Date shall not be deemed an incurrence of Indebtedness for purposes of this Section 7.16.

(d)          For purposes of determining compliance with this Section 7.16, the amount of any Indebtedness outstanding as of any date shall be:
(i)          the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(ii)          the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(iii)          in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of the Indebtedness of the other Person.
(e)          For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (1) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) the Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Restructuring Effective Date shall be calculated based on the relevant currency exchange rate in effect on the Restructuring Effective Date.
(f)          Notwithstanding any other provision of this Section 7.16, the maximum amount of Indebtedness that Parent or a Restricted Subsidiary may Incur pursuant to this Section 7.16 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
7.17          Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.
(a)          The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(i)          pay dividends or make any other distributions on its Capital Stock to the Parent or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Parent or any Restricted Subsidiary;
(ii)          make loans or advances to the Parent or any Restricted Subsidiary; or

(iii)          sell, lease or transfer any of its properties or assets to the Parent or any Restricted Subsidiary.
(b)          However, Section 7.17(a) shall not apply to customary encumbrances or restrictions existing under or by reason of:
(i)          agreements governing Existing Indebtedness;
(ii)          restrictions contained in, or in respect of, Hedging Obligations permitted to be Incurred by this Agreement;
(iii)          the Loan Documents and the Collateral Agreements;
(iv)          applicable law, rule, regulation or order;
(v)          any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be Incurred;
(vi)          customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
(vii)          purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations, in each case that impose restrictions on the property purchased or mortgaged or leased of the nature described in Section 7.17(a)(iii);
(viii)          any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
(ix)          Liens permitted to be Incurred under Section 7.13 that limit the right of the debtor to dispose of the assets subject to such Liens;
(x)          provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
(xi)          restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xii)          any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (3), (5) and (7) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;
(xiii)          any encumbrance or restriction contained in the terms of any Indebtedness that is permitted to be Incurred subsequent to the Restructuring Effective Date pursuant to Section 7.16 or any agreement pursuant to which such Indebtedness was issued; provided that, at the time such Indebtedness is Incurred, (1) such encumbrance or restriction is customary for financings of the same type and (2) such restrictions do not impair the Borrowers' ability to make scheduled payments of interest and principal on the Loans when due or the Guarantors' ability to make payment under its Guarantee Agreement, as determined in good faith by a Financial Officer of the Parent; and
(xiv)          encumbrances or restrictions of the nature described in Section 7.17(a)(iii) with respect to property under a charter, lease or other agreement that has been entered into in the ordinary course for the employment, charter or other hire of such property.
7.18          Designation of Restricted, Unrestricted and Immaterial Subsidiaries.
(a)          The Board of Directors of the Parent may designate any Restricted Subsidiary (other than the Borrowers and any Subsidiary that holds an interest in any Collateral Vessel or any Related Assets with respect to any Collateral Vessel or is party to any Collateral Vessel Contract) to be an Unrestricted Subsidiary if:
(i)          The Parent could make a Permitted Investment in an amount equal to the Fair Market Value of the Investments in such Restricted Subsidiary (or entity to become a Restricted Subsidiary) and such designation shall constitute an Investment for the purposes thereof.
(ii)          such Restricted Subsidiary meets the definition of an "Unrestricted Subsidiary";
(iii)          no Default or Event of Default exists or would result therefrom (with or without the passage of time); and
(iv)          the Borrowers deliver to the Administrative Agent (which in turn shall deliver to the Lenders) a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 7.15.

(b)          If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an "Unrestricted Subsidiary", then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the Parent and Borrowers shall promptly cause the Collateral and Guarantee requirement in respect of such Subsidiary to be and remain satisfied at all times. Further, any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date pursuant to Section 7.16, then there shall be a default under Section 7.16.
(c)          The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:
(i)          the Parent and the Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under Section 7.16, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;
(ii)          no Default or Event of Default exists or would result therefrom (with or without the passage of time); and
(iii)          the Borrowers deliver to the Administrative Agent (which in turn shall deliver to the Lenders) a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions, including the Incurrence of Indebtedness under Section 7.16.
(d)          The Board of Directors of the Parent may designate any Restricted Subsidiary to be an Immaterial Subsidiary if:
(i)          such designation is consistent with the definition of "Immaterial Subsidiary"; and
(ii)          the Borrowers deliver to the Administrative Agent (which in turn shall deliver to the Lenders) a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding condition.
(e)          If, at any time, any Immaterial Subsidiary fails to meet the definition of "Immaterial Subsidiary", then such Subsidiary will thereafter cease to be an Immaterial Subsidiary for purposes of this Agreement and the Parent and Borrowers shall promptly cause the Collateral and Guarantee Requirement in respect of such Subsidiary to be and remain satisfied at all times.

7.19          Business Activities. The Parent shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Parent and the Restricted Subsidiaries taken as a whole.
7.20          Rights to Earnings from Collateral Vessels and Ownership of Collateral Vessels. The Parent shall not, and shall not permit any Restricted Subsidiary (other than any Loan Party (other than the Parent)) to, be or become party to any Collateral Vessel Contract (including as a charterer of any Collateral Vessel) or otherwise hold the right to directly receive any Earnings attributable to any Collateral Vessel or any other Related Assets with respect to any Collateral Vessel. The Borrowers shall, or shall cause one or more of the Guarantors (other than the Parent) to, at all times maintain the Earnings Accounts, and each Earnings Account shall at all times be in the name of a Borrower or a Guarantor and be subject to an account control agreement (or other comparable arrangements under U.K. law or other applicable laws). The Parent shall not directly own, and shall not permit any Restricted Subsidiary that is not a Loan Party to directly own, a Collateral Vessel.
7.21          Limitation on Asset Sales.
(a)          The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale (other than an Involuntary Transfer) unless:
(i)          the Parent or the Restricted Subsidiary, as the case may be, receives consideration at the time of consummation of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(ii)          at least 75% of the consideration received in such Asset Sale by the Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that, to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements within 20 Business Days, in accordance with the requirements set forth in this Agreement.
(b)          For purposes of this provision, each of the following will be deemed to be cash:
(i)          any Indebtedness (other than Indebtedness that by its terms is subordinated to the Obligations) of (i) any Loan Party (other than the Parent) and (ii) Parent so long as such Indebtedness also constitutes Indebtedness of another Loan Party, in each case that is assumed, repaid or retired by the transferee of any such assets and the applicable Loan Parties are released from further liability; and
(ii)          any securities, notes or other obligations received by the Parent or a Restricted Subsidiary from such transferee that shall, subject to ordinary settlement periods, converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within one year following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

(c)          Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer), the Parent or the applicable Restricted Subsidiary, as the case may be, shall apply such Net Proceeds at its option to any combination of the following:
(i)          to purchase, repay or prepay the Obligations or other secured Permitted Debt of the Borrowers or any Guarantor which is senior to or pari passu with the Loans or, in the case of an Asset Sale other than of Collateral, any Indebtedness (other than Indebtedness that is subordinated in right of payment to the Obligations, whether or not secured (including, without limitation, prepayments of the Loans)) of the Parent or any Restricted Subsidiary (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto);
(ii)          to acquire all or substantially all of the assets of, or any Capital Stock of, any Person primarily engaged in a Permitted Business, if, in the case of any such acquisition of Capital Stock, such Person (i) in the case of an Asset Sale of Collateral becomes a Guarantor or (ii) in the case of an Asset Sale other than of Collateral becomes a Restricted Subsidiary, in each case after giving effect to such acquisition;
(iii)          (i) in the case of an Asset Sale of Collateral, to make a capital expenditure for a Loan Party (other than the Parent) or (ii) in the case of an Asset Sale of other than Collateral, to make a capital expenditure for Parent or any Restricted Subsidiary;
(iv)          to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels, related assets and any related Ready for Sea Costs) for a Loan Party (other than the Parent) or make any deposit, installment or progress payment in respect of such assets or payment of any related Ready for Sea Costs; provided that in the case of an Asset Sale of other than Collateral, such assets can be used or such payments can made for Parent or any Restricted Subsidiary;
provided that (x) a binding commitment made within the 365-day period described above by the Borrowers or the applicable Restricted Subsidiary to apply Net Proceeds from an Asset Sale in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds for a period not to exceed 180 days from the expiration of the aforementioned 365-day period, provided that such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 180 days from the date of such binding commitment; provided further that a binding commitment to apply Net Proceeds from an Asset Sale to the purchase, acquisition or construction of an Additional Drilling Unit shall instead toll the 365-day period in respect of such Net Proceeds for a period not to exceed 365 days from the expiration of the aforementioned 365-day period so long as such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 365 days from the date of such binding commitment and (y) if the assets sold or transferred in such Asset Sale constituted Collateral, the Parent shall pledge or cause its applicable Restricted Subsidiary to pledge any assets (including without limitation any acquired Capital Stock) acquired with the Net Proceeds of such Asset Sale pursuant to clauses (2) through (4) above to secure the Secured Obligations on a first-priority basis (subject to Permitted Collateral Liens) pursuant to the Collateral Agreements.
(d)          Pending the final application of any Net Proceeds, the Parent or the applicable Restricted Subsidiary may invest the Net Proceeds in cash and Cash Equivalents.
(e)          Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 7.21(c) shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Parent shall, or shall cause the applicable Restricted Subsidiary to, within ten (10) Business Days thereof, make an offer (the "Asset Sale Offer") to all Lenders to repay the maximum principal amount of Loans that may be repaid out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the outstanding principal amount of the Loans, plus accrued and unpaid interest, if any, to the date of purchase, and shall be payable in cash. The aggregate principal amount of Loans repaid pursuant to an Asset Sale Offer shall be applied on a pro rata basis among the Lenders. If any Excess Proceeds remain after consummation of an Asset Sale Offer, such Excess Proceeds shall not constitute Collateral and the Parent and the Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Loan Documents. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
(f)          Notwithstanding anything to the contrary contained in this Section 7.21  with respect to any Asset Sale that is an Event of Loss, such Event of Loss and the Event of Loss Proceeds in respect thereof shall be governed by Section 4.02(a) and not this Section 7.21.
(g)          In the event that, pursuant to this Section 7.21, the Parent is required to commence an Asset Sale Offer, each such Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five (5) Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Offer Settlement Date"), the Parent shall apply or cause to be applied all Excess Proceeds as set forth above.
(h)          Upon the commencement of an Asset Sale Offer, the Parent shall deliver or cause to be delivered a notice to the Administrative Agent at the Notice Office, which the Administrative Agent shall promptly deliver to each Lender. The notice shall state:
(i)          that the Asset Sale Offer is being made pursuant to this Section 7.21 and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer shall terminate (the "Asset Sale Offer Termination Date");

(ii)          the amount of Excess Proceeds, the offer price (as set forth above) and the Asset Sale Offer Settlement Date;
(iii)          that the Lenders electing to have any Loans purchased pursuant to any Asset Sale Offer shall be required to notify the Borrowers and the Administrative Agent at least one (1) Business Day before the Asset Sale Offer Termination Date; and
(iv)          that Lenders shall be entitled to withdraw their election if the Administrative Agent, receives, not later than the Business Day prior to the Asset Sale Offer Termination Date, a facsimile transmission or letter (which may be in electronic form) setting forth the name of the Lender, a statement that such Lender is withdrawing its election to have its Loans purchased and the principal amount of the Loans with respect to which such Lender is withdrawing its election.
(i)          Notwithstanding anything herein to the contrary, in the event that any Asset Sale Offer, Change of Control Offer or Event of Loss Offer has been commenced but not yet completed, the Parent or the applicable Restricted Subsidiary making such offer shall complete the repayment, repurchase or redemption of all Loans and other Secured Obligations validly tendered for payment in connection with such Asset Sale Offer, Change of Control Offer or Event of Loss Offer to the extent otherwise required by the terms of such offer.
7.22          Sale and Lease-Back Transactions. The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless the sale or transfer of such property is for Fair Market Value.
7.23          Suspension of Covenants.
(a)          During any period of time that the Loans have an Investment Grade Rating and no Default or Event of Default has occurred and is continuing under this Agreement (a "Suspension Event"), then, beginning on that day, the Parent and the Restricted Subsidiaries will not be subject to the covenants set forth in the following Sections of this Agreement (collectively, the "Suspended Covenants"):
(i)          Section 7.12;
(ii)          Section 7.15;
(iii)          Section 7.16;
(iv)          Section 7.17; and

(v)          Section 7.21;
provided, however, that if the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, Moody's or S&P withdraws its ratings or downgrades the ratings assigned to the Loans so that the Loans do not have an Investment Grade Rating, or an Event of Default (other than with respect to the Suspended Covenants) occurs and is continuing, the Suspension Event shall cease to be in effect and the Suspended Covenants will come back into effect, subject to the terms, conditions and obligations set forth in this Agreement.
(b)          During any period that the foregoing covenants have been suspended, the Board of Directors of the Parent shall not designate any of the Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to Section 7.18.
(c)          The Suspended Covenants will be reinstituted and apply according to their terms as of and from the first day on which a Suspension Event ceases to be in effect. The Suspended Covenants will not, however, be of any effect with respect to actions properly taken in compliance with the provisions of this Agreement during the continuance of such Suspension Event. All Indebtedness Incurred during the continuance of the suspension period will be classified as having been incurred pursuant to Section 7.16(b)(ii)(b).
7.24          Post-Closing Matters
(a)          Within 30 days after the Restructuring Effective Date, the Parent and Borrowers shall deliver, or cause to be delivered, to the Administrative Agent endorsements to, or updated copies of, the policy documents for the Insurances and letters of undertaking, together with fleet premium lien waivers (if applicable), including the notices of assignment and loss payable clauses attached to the Insurance Assignments and reflecting the assignments contemplated thereunder.
(b)          Within 30 days after the Restructuring Effective Date, the Administrative Agent shall have received a control agreement (or comparable arrangement under applicable law) for each account listed on Schedule 7.24 together with opinions from local counsel in the jurisdictions applicable to such accounts (which shall be Savvas Georghiades, John Charalambides, Donald Manasse Law Offices, Loyens Loeff and Schellenberg Wittmer AG, as applicable, or such other law firms as are reasonably acceptable to the Required Lenders), which control agreements and opinions shall be in form and substance reasonably satisfactory to the Required Lenders and Agents.
(c)          Within 30 days after the Restructuring Effective Date, the Administrative Agent shall have received (i) evidence of the release of the DRH Liens, and to the extent applicable, deregistration of any mortgage and collateral deed of covenants in respect thereof, (ii) evidence of the registration of a Ship Mortgage in respect of the Leiv Eiriksson with the Bahamas Maritime Authority, which Ship Mortgage shall create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first-priority ship mortgage on, and Lien upon, the Leiv Eiriksson and be form and substance reasonably satisfactory to the Required Lenders and Agents and (iii) an opinion from Higgs & Johnson (or such other law firm reasonably acceptable to the Required Lenders) in form and substance reasonably satisfactory to the Required Lenders and Agents in respect of the Ship Mortgage described in subcluase (ii).
(d)          Within 30 days after the Restructuring Effective Date, the Administrative Agent shall have received documentation evidencing a perfected first-priority security interest in the equity issued by (i) Ocean Rig North Sea AS, (ii) Ocean Rig AS, Ocean Rig Offshore Management Limited, (iv) OR Crewing Limited and (v) Primelead Limited, together with opinions from local counsel in the jurisdictions applicable to such entities (which shall be Savvas Georghiades, Michael Robinson and Wiersholm, as applicable, or such other law firms as are reasonably acceptable to the Required Lenders), which documentation and opinions shall be in form and substance reasonably satisfactory to the Required Lenders and Agents.
(e)          Within 30 days after the Restructuring Effective date, the Parent and Borrowers shall have caused Kalambo Operations Inc. to become a Guarantor and satisfy the Collateral and Guarantee Requirement.
(f)          The Parent and the Borrowers shall cause each Immaterial Subsidiary listed on Schedule 6.12(b)(ii) to be dissolved or merged into a Loan Party within 120 days after the Restructuring Effective Date; provided, that, if any such Immaterial Subsidiary is not dissolved or merged into a Loan Party within 120 days after the Restructuring Effective Date, then the Parent and Borrowers shall promptly cause such Immaterial Subsidiary to become a Guarantor and satisfy the Collateral and Guarantee Requirement.
(g)          The Parent and the Borrowers shall use their commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied with respect to (i) Olympia Rig Angola Holding S.A., (ii) Olympia Rig Angola LDA, (iii) Ocean Rig Rio de Janeiro Servicos de Petroleo Ltda. and (iv) Ocean Rig Do Brazil Servicos de Petroleo Ltda.
SECTION 8.          Events of Default and Remedies.
(a)          Each of the following specified events shall constitute an "Event of Default":
(i)          default in any payment of interest or fees with respect to the Obligations any Loan or Note when due and continued for 30 days;
(ii)          default in the payment when due (at maturity, upon redemption or required repurchase, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, any Loan or Note or any other amounts owing hereunder or under any other Loan Document; or

(iii)          failure by Parent or any of the Restricted Subsidiaries to perform or comply with any term or condition contained in Section 7.02, 7.05, 7.06, 7.08 or 7.12 through 7.21; or
(iv)          failure by the Parent or any of the Restricted Subsidiaries for 30 days after receipt of notice by the Borrowers from the Administrative Agent or the Required Lenders to comply with any covenant or agreement contained in any Loan Document (other than a default referred to in clauses (1), (2) and (3) above); or
(v)          default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Restructuring Effective Date, if that default:
(1)          is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or
(2)          results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more; provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Loans shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
(vi)          any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $10,000,000 or (ii) in the aggregate at any time an amount in excess of $15,000,000 shall be entered or filed against Parent or any Restricted Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event no later than five days prior to the date of any proposed sale thereunder); or
(vii)          breach by any Loan Party of any material representation or warranty or agreement in the Loan Documents, the repudiation by any Loan Party of any of its obligations under the Loan Documents or the unenforceability of the Loan Documents against any Loan Party for any reason; or
(viii)          at any time after the Restructuring Effective Date, (i) any Loan Document shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected first–priority Lien in any Collateral having a Fair Market Value in excess of $25,000,000 (in each case, other than in accordance with the terms of this Agreement or the terms of the Collateral Agreements) or (ii) the Parent or any of its Subsidiaries contests the validity or enforceability of any portion of the Loan Documents, including any Lien purported to be created thereunder; or
(ix)          except as permitted by this Agreement or any Guarantee, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person duly acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee; or
(x)          any representation, warranty, certification or statement made by or on behalf of the Parent or any of its Subsidiaries in any Loan Document or in any report, certificate or financial statement provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been untrue in any material respect on the date made or deemed made; or
(xi)          the Parent or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, takes any of the following actions, pursuant to or within the meaning of any Bankruptcy Law (in each case, other than as contemplated in the Restructuring Agreement or pursuant to the Schemes):
(1)          commences a voluntary case,
(2)          consents in writing to the entry of an order for relief against it in an involuntary case,
(3)          consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,
(4)          makes a general assignment for the benefit of its creditors, or
(5)          admits in writing it generally is not paying its debts as they become due; or

(6)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which order or decree remains unstayed and in effect for 60 consecutive days, that:
(a)          is for relief against the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;
(b)          appoints a Custodian (1) of the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or (2) for all or substantially all of the property of the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or
(c)          orders the liquidation of the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.
(b)          In the case of an Event of Default described in clause (11) above, with respect to any Loan Party, all Obligations shall be automatically due and payable immediately without demand, presentment or notice of any kind. If any other Event of Default occurs and is continuing, the Administrative Agent or the Required Lenders may (and the Administrative Agent shall, if directed by the Required Lenders), by notice to the Borrowers, declare the Obligations to be immediately due and payable.
SECTION 9.          The Administrative Agent.
9.01          Appointment. The Lenders in their capacities as Lenders and the counterparties (other than the Loan Parties) to any agreement the obligations under which constitute Secured Cash Management Obligations or Secured Hedging Obligations in their capacities as such (the "Secured Counterparties") hereby irrevocably designate and appoint Deutsche Bank AG New York Branch as the Administrative Agent and the Collateral Agent to act as specified herein and in the other Loan Documents (including executing and delivering such Loan Documents on the Lenders' behalf). Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent or the Collateral Agent, as the case may be, by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent and the Collateral Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. For purpose of this Article 9, the term "Administrative Agent" shall be deemed to also refer to the Collateral Agent.
9.02          Nature of Duties.
(a)          The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non -appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note, and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
(b)          It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent in such capacity is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)          The Administrative Agent, in such capacity, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
9.03          Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
9.04          Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.
9.05          Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, electronic mail, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
9.06          Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers or the Guarantors, the Lenders (other than the Holding Period Trustee) shall reimburse and indemnify the Administrative Agent (and its Affiliates and their respective partners, members, directors, officers, agents, employees and controlling persons (if any)) in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document, or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's (or such affiliate's) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided further that nothing in this Section 9.06 shall serve to relieve any Loan Party of its indemnification obligations under this Agreement and the other Loan Documents.
9.07          The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, Deutsche Bank AG New York Branch shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the Administrative Agent duties specified herein; and the term "Lender," "Required Lenders" or any similar terms shall, unless the context clearly indicates otherwise, include Deutsche Bank AG New York Branch in its respective individual capacities. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
9.08          Holders. The Administrative Agent shall deem and treat the payee of any Note (as indicated in the Register) as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and the Register has been amended pursuant to Section 10.15. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
9.09          Resignation or Removal of the Administrative Agent.
(a)          The Administrative Agent may (i) resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving written notice to the Lenders and, unless an Event of Default then exists, Borrowers or (ii) be removed at any time by the Required Lenders by notice to the Administrative Agent and Borrowers. Such resignation or removal shall take effect pursuant to this Section 9.09.

(b)          Upon any such notice of resignation by the Administrative Agent or removal by the Required Lenders, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld, delayed or conditioned (provided that the Borrowers' approval shall not be required if an Event of Default then exists).
(c)          If a successor Administrative Agent shall not have been so appointed within 15 days of the date of the applicable notice of resignation or removal notice, the Administrative Agent may then (but is not obligated to) appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(d)          The Administrative Agent's resignation or removal shall, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice of resignation by the Administrative Agent or removal notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed pursuant to clauses (b) and (c) above). If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the date on which the Administrative Agent's resignation or removal becomes effective, the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
9.10          Co-Collateral Agent; Separate Collateral Agent. At any time or from time to time, in order to comply with any applicable requirement of law, the Administrative Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or agents on behalf of the Administrative Agent and the other Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent substantially the same as those contained herein). Notwithstanding anything to the contrary contained herein, every such agent, sub-collateral agent and every co-agent shall, to the extent permitted by law, be appointed and act and be such, subject to the condition that no power given hereby, or which is provided herein or in any other Loan Document to any such co-agent, sub-collateral agent or agent shall be exercised hereunder or thereunder by such co-agent or agent except jointly with, or with the consent in writing of, the Administrative Agent.
9.11          Security Trustee. The Lenders in their capacities as Lenders, the Administrative Agent, the Collateral Agent and the Secured Counterparties hereby irrevocably designate and appoint Deutsche Bank AG New York Branch, as Security Trustee for the Secured Parties if required under the laws of the flag state of any Collateral Vessel or Substitute Vessel to act as specified herein and in the Ship Mortgages and other Loan Documents. Each Lender, each holder of any Note by the acceptance of such Note, and each Secured Counterparty by the entrance into the applicable hedging agreement or agreement to provide cash management services (collectively, the "Creditors") shall be deemed irrevocably to authorize or to have authorized the Security Trustee with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them or for the benefit thereof under or pursuant to any of the Ship Mortgages or any other Loan Document (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in any Ship Mortgage or other Loan Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor or any agent of any Creditor or received or recovered by any Creditor or any agent of any Creditor pursuant to, or in connection with, any Ship Mortgage or other Loan Document whether from any Loan Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor or any agent of any Creditor in respect of the same (or any part thereof). The Security Trustee hereby declares that it will hold as such trustee in trust for the benefit of the Creditors those of the Ship Mortgages and other Loan Documents to be executed in favor of the Security Trustee, from and after execution thereof, and the Security Trustee hereby accepts its appointment as trustee and agrees to hold, receive, administer and enforce the Ship Mortgages and other Loan Documents and the Collateral covered thereby, which Ship Mortgages and the other Loan Documents and Collateral shall constitute the corpus of the trust, for the benefit of the Creditors in accordance with the terms hereof and thereof, but the Security Trustee shall have no obligations hereunder or under any of the Ship Mortgages and the other Loan Documents except those obligations of the Security Trustee expressly set forth herein and therein the Security Trustee may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. For purposes of the reliance, indemnification and resignation provisions in this Article 9, the term "Administrative Agent" shall be deemed to also refer to the Security Trustee.
SECTION 10.          Miscellaneous.
10.01          Payment of Expenses, etc. the Borrowers hereby agree to: (a) pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including the reasonable fees and disbursements of their counsel and, if reasonably necessary, maritime counsel and a single local counsel in each appropriate jurisdiction, and, in the case of a conflict of interest, one additional counsel in each jurisdiction to such affected parties similarly situated) in connection with the administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and in connection with the preparation, negotiation, execution, delivery and administration of any amendment, waiver or consent relating hereto or thereto, and each of the Agents and Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or protection of their rights hereunder or thereunder or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings; and (b) indemnify each Agent and each Lender, and each of their respective Affiliates and Related Parties (each, an "Indemnified Party") from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, the fees, charges and disbursements of one firm of counsel for all such Indemnified Parties, taken as a whole, and, if necessary, of a single firm of maritime counsel and a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party and, if necessary, of a single firm of maritime counsel and a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnified Party)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any claim, investigation, litigation or other proceeding (whether or not any Indemnified Party is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party or any third party) related to the entering into and/or performance of this Agreement or any other Loan Document or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (ii) the actual or alleged presence or Release of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Vessel or Real Property at any time owned, leased or operated by any of the Borrowers or any of their Restricted Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by any of the Borrowers or any of their Restricted Subsidiaries at any location, whether or not owned, leased or operated by any of the Borrowers or any of their Restricted Subsidiaries, the noncompliance with Environmental Law (including applicable permits thereunder) applicable to any Vessel or Real Property at any time owned, leased, operated or occupied by any of the Borrowers or any of their Restricted Subsidiaries, or any Environmental Claim related to any of the Borrowers or any of their Restricted Subsidiaries, or any Vessel or Real Property at any time owned, leased, operated or occupied by any of the Borrowers or any of their Restricted Subsidiaries, including, in each case, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation, claim or other proceeding, or any other liability or obligation under Environmental Law relating in any way to any of the Borrowers or any of their Restricted Subsidiaries; provided that no such Indemnified Party shall be indemnified for costs, expenses, losses, claims, damages, penalties or liabilities (a) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of such Indemnified Party, (b) to the extent resulting from a claim brought by the Parent or any of its Subsidiaries against such Indemnified Party for material breach in bad faith of such Indemnified Party's obligations hereunder, if the Parent or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary's favor on such claim, as determined by a court of competent jurisdiction or (c) to the extent resulting from a proceeding that does not involve an act or omission by the Parent, any of its Subsidiaries or any of their respective Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against any agent in its capacity as, or in fulfilling its role as agent, or any similar role, under this Agreement). To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Party set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
Without limiting the Borrowers' reimbursement, indemnification and contribution obligations set forth in this Section 10.01, in no event shall such Indemnified Party have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Party's activities related to this Agreement or the other Loan Documents. In no event shall the Borrowers have any liability to the Indemnified Parties for any indirect, consequential, special or punitive damages in connection with or as a result of the Borrowers' activities relating to this Agreement or the other Loan Documents, other than reimbursement, indemnity and contribution obligations set forth in this Section 10.01 relating to indirect, consequential, special or punitive damages for which an Indemnified Party is liable.
This Section 10.01 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.
10.02          Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Parent or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to such Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in the Obligations purchased by such Lender pursuant to Section 10.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
10.03          Notices.
(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.03(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: if to the Parent or the Borrowers, at the address specified opposite their signature below or in the other relevant Loan Documents; if to any Lender, at the address it last provided to the Administrative Agent, if any, and if to the Administrative Agent and/or the Collateral Agent, at the Notice Office; or, as to the Parent, the Borrowers, the Administrative Agent or the Collateral Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.03(b), shall be effective as provided in such Section.
(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Section 2 by electronic communication. Each of the Administrative Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)          Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)          Platform.
(i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform").
(ii)          The Platform is provided "as is" and "as available." Neither the Administrative Agent nor any of its Affiliates warrants the adequacy of the Platform and each of the Administrative Agent and its Affiliates expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third- party rights or freedom from viruses or other code defects, is made by any Administrative Agent or any of its Affiliates in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or the Administrative Agent's transmission of communications through the Platform."Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
10.04          Benefit of Agreement; Assignments; Participations.
(a)          This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided, however, that none of the Parent or the Borrowers may assign, delegate or otherwise transfer any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment, delegation or transfer by the Parent or the Borrowers without such consent shall be null and void), and provided further that no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c)) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the related parties of the Administrative Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)          (i) Subject to the conditions set forth in Section 10.04(b)(ii), any Lender (or any Lender together with one or more other Lenders) may assign and delegate to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrowers; provided that no consent of the Borrowers shall be required (1) for an assignment and delegation to a Lender or an Affiliate of a Lender, (2) for an assignment and delegation from the Holding Period Trustee to any Person or (3) if an Event of Default has occurred and is continuing, for any other assignment and delegation; provided further that the Borrowers shall be deemed to have consented to any such assignment and delegation unless the Borrowers have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and (B) the Administrative Agent; provided that (x) no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Loan to a Lender or an Affiliate of a Lender and (y) the Administrative Agent shall, in providing its consent, be permitted to rely on the representation and warranty of the assignee under the applicable Assignment and Assumption Agreement that it is an Eligible Transferee.
(i)          Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender or an Affiliate of a Lender or an assignment and delegation of the entire remaining amount of the assigning Lender's or Loans, the amount of the Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption Agreement with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption Agreement with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrowers and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing, (B) [Reserved], (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that (x) the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption Agreement executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto and (y) such processing and recordation fee shall not apply to an assignment and delegation by the Holding Period Trustee, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 4.07(g), (E) the assignee (other than an assignee that acquires its interest in the Loans pursuant to an assignment request by the Borrowers under Section 2.06) shall not be entitled to receive any greater payment under Section 4.07 than its assigning Lender would have been entitled to receive, except to the extent such amount is attributable to a change in law, rule, regulation, treaty, order, guideline, or directive (or in the interpretation or administration thereof) that occurs after the assignment and delegation, (F) no such transfer or assignment shall be effective until recorded by the Administrative Agent on the Register pursuant to Section 10.15 and (G) upon the surrender of the relevant Notes by the assigning Lender, new Notes shall be issued, at the Borrowers' expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.02 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans.
(ii)          To the extent of any assignment pursuant to this Section 10.04, from and after the Restructuring Effective Date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.04, 4.07, 9.06 and 10.01 and to any fees payable hereunder that have accrued for such Lender's account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).
(c)          Any Lender may, without the consent of the Parent, the Borrowers or the Administrative Agent, sell participations to one or more Eligible Transferee (each, a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Loans); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the approval of all the Lenders, or that requires the approval of all affected Lenders and the Participant is affected thereby. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against such Lender in respect of such participation to be those set forth in this Agreement executed by such Lender in favor of the participant relating thereto), except as provided in this Section 10.04(c). The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.04 and 4.07 (subject to the requirements and limitations therein, including the requirements under Section 4.07(g) (it being understood that the documentation required under Section 4.07(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (1) agrees to be subject to the provisions of Sections 2.05 and 2.06 as if it were an assignee under paragraph (b) of this Section; and (2) shall not be entitled to receive any greater payment under Sections 2.04 or 4.07 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law, rule, regulation, treaty, order, guideline, or directive (or in the interpretation or administration thereof) that occurs after the participant acquired the applicable participation. Each

Lender that sells a participation agrees, at the Borrowers' request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.06 with respect to any participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)          Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or central bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
10.05          No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

10.06          Payments Pro Rata.
(a)          Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)          Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's Lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) any payment received in consideration for an assignment of participation permitted pursuant to Section 10.04 shall not be subject to this Section 10.06(b).
10.07          Calculations; Computations.
(a)          Subject to the provisions of Section 1.02(b), the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders to the extent, in each case, permitted by the terms of this Agreement).
(b)          All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.
10.08          GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL
(a)          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE SHIP MORTGAGES AND OTHER COLLATERAL

AGREEMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH PARTY HEREUNDER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HEREUNDER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY PARTY HEREUNDER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY PARTY HEREUNDER. EACH OF THE PARTIES HEREUNDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH DELIVERY. EACH OF THE PARTIES HEREUNDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HEREUNDER IN ANY OTHER JURISDICTION.
(b)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
10.09          Counterparts.
(a)          Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif') format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)          Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.10          Effectiveness. This Agreement shall become effective when the conditions set forth in Section 5.01 hereof shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
10.11          Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
10.12          Amendment or Waiver; etc.
(a)          Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by (x) the Parent, the Borrowers and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five (5) Business Days' prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the

Required Lenders stating that the Required Lenders object to such amendment or (y) the respective Loan Parties party hereto or thereto and the Required Lenders, provided that:
(i)          additional parties may be added to (and annexes may be modified to reflect such additions), and the Parent and its Subsidiaries may be released from, the Guarantee Agreements and the Collateral Agreements in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders;
(ii)          a Guarantor may be automatically released from its obligations under the Guarantee Agreement in accordance with Section 10.19 hereof without the consent of the other Loan Parties party hereto or the Required Lenders;
(iii)          no such change, waiver, discharge or termination shall, without the consent of each Lender other than the Holding Period Trustee (with Obligations being directly and negatively affected in the case of the following clause (a) and (d), to the extent (in the case of the following clause (d)) that any such Lender would receive a payment or prepayment of Loans that is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (d)):
(1)          extend the final scheduled maturity of any Loan or Note held by such Lender, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time of payment, of any fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or extend the timing of repayment of any such Loan or reduce the principal amount of any such Loan thereof,
(2)          amend, modify or waive any provision of this Section 10.12 or any other Section which expressly requires the consent of all Lenders or all Lenders directly and negatively affected thereby,
(3)          reduce the percentage specified in the definition of Required Lenders,
(4)          amend, modify or waive any provision in this Agreement to the extent providing for payments or prepayments of Loans to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans (it being understood that the waiver of any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (d)),
(5)          consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement, or
(6)          substitute, replace or release any Guarantor from a Guarantee Agreement (other than as permitted by the Loan Documents including Section 10.19 herein) or release substantially all the value of the Guarantee Agreements (except as expressly provided in the Loan Documents);
(iv)          no such change, waiver, discharge or termination shall without the consent of the Administrative Agent or the Collateral Agent, amend, modify or waive any provision of Section 9 or any other provision as same relates to the rights or obligations of the Administrative Agent or the Collateral Agent, as applicable;
(v)          no such change, waiver, discharge or termination shall, without the consent of each Lender and each Secured Counterparty:
(1)          release any Ship Mortgage or all or substantially all of the Collateral (except as expressly provided in the Loan Documents) under the Collateral Agreements or permit any sale, lease, transfer or other disposition of any Collateral Vessel (it being understood that a Collateral Vessel Contract shall not constitute any such sale, lease, transfer or other disposition) not otherwise permitted under this Agreement and the Collateral Agreements,
(2)          amend, modify or waive any provision of this Section 10.12(a)(v), and (vi) no such change, waiver, discharge or termination shall, without the consent of the Required Secured Parties, amend, modify or waive hereof or Sections 5.3, 5.5, 5.8, 5.9, 5.12, or 5.14, in each case, of the Ship Mortgages or Deed of Covenants in effect as of the Restructuring Effective Date.
(b)          If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a) through (f), inclusive, of Section 10.12(a)(ii), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.06 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided that in any event the Borrowers shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to Section 10.12(a)(iv).
10.13          Survival.  All indemnities set forth herein including, without limitation, in Sections 2.04, 4.07, 9.06 and 10.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
10.14          Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 10.14 would, at the time of such transfer, result in increased costs under Section 2.04 or 4.07 in excess of those being charged by the respective Lender immediately prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs to the extent of such excess (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
10.15          Register. The Borrowers hereby designate the Administrative Agent to serve as their non-fiduciary agent, solely for purposes of this Section 10.15, to maintain a register (the "Register") on which it will record the Loans made by each of the Lenders, the principal amount (and stated interest) of such Loans, and each repayment in respect of the principal amount of the Loans of each Lender; provided that, with respect to any Lender that is a Scheme Creditor (as defined in the Schemes) and has not claimed its portion of the Scheme Consideration (as defined in the Schemes) as of the Restructuring Effective Date (such Lender, a "Non-Claiming Lender"), the Holding Period Trustee shall be recorded as, and considered, a Lender under the Loan Documents with respect to the Loans that constitute a portion of the Scheme Consideration for such Non-Claiming Lender until the end of the Holding Period (as defined in the Holding Period Trustee Agreement). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' obligations in respect of such Loans. With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 10.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.
10.16          Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.
For purposes of this Section, "Information" means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the Restructuring Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.17          Currency Conversion Shortfall.
(a)          If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in Dollars into another currency, the rate of exchange used shall be that at which, in accordance with normal, reasonable banking procedures, the Administrative Agent could purchase Dollars with such other currency in New York City on the Business Day preceding that on which final judgment is given.
(b)          The Obligations of the Loan Parties in respect of any sum due to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such currency, the Administrative Agent may, in accordance with normal, reasonable banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due, in Dollars, Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such Obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).
10.18          Releases. Without further written consent or authorization from any Lender, the Administrative Agent or Collateral Agent, as applicable, may (a) execute any documents or instruments necessary in connection with an Asset Sale permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Asset Sale permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.12) have otherwise consented, (c) release any Guarantor that is the subject of such Asset Sale permitted by this Agreement from its obligations under the Loan Documents or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.12) have otherwise consented and (d) release the Collateral upon payment in full of the Obligations (other than contingent indemnification obligations and obligations in respect of secured cash management services (including Secured Cash Management Obligations)).
10.19          Release of Guarantees. The Guarantee Agreement of a Guarantor shall be automatically released:
(a)          in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either immediately before or after giving effect to such transaction) the Parent or a Restricted Subsidiary, if the sale or other disposition is expressly permitted by Section 7.21 and Section 7.14, as applicable, and complies with the Loan Documents;
(b)          in connection with any sale or other disposition of Capital Stock of such Guarantor following which such Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition is expressly permitted by Section 7.21 and Section 7.14, as applicable, and complies with the Loan Documents;
(c)          if any Restricted Subsidiary that is a Guarantor is properly designed as an Unrestricted Subsidiary in accordance with Section 7.18 and the definition of "Unrestricted Subsidiary";
(d)          upon the complete discharge of the Obligations in accordance with the terms of this Agreement; or
(e)          unless an Event of Default has occurred and is continuing, upon the dissolution or liquidation of the Guarantor in compliance with Section 7.14.
10.20          Keepwell. Each of the Guarantors and Borrowers that is not an Excluded Swap Guarantor at the time the Guarantee Agreement or the grant of the security interest under the Collateral Agreements, in each case, by any Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under its Guarantee Agreement and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Guarantor's obligations and undertakings under the Guarantee Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each such Guarantor under this Section shall remain in full force and effect until the Secured

Obligations have been paid in full. Each such Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "support or other agreement" for the benefit of, each Loan Party for all purposes of § 1a(18)(A)(v)(II) of the Commodity Exchange Act.
10.21          Acknowledgement and Consent to Bail-In of EEA Financial Institution. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)          the effects of any Bail-In Action on any such liability, including, if applicable:
(i)          a reduction in full or in part or cancellation of any such liability;
(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
10.22          Relative Rights of Secured Parties.
(a)          Enforcement of Remedies. Anything to the contrary in any of the Loan Documents notwithstanding, the parties hereto (and each other Secured Party) hereby agree that no Secured Party (other than the Administrative Agent and the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee, it being understood and agreed that all powers, rights and remedies under or with respect to the Loan Documents or the amounts due thereunder may be exercised solely by the Administrative Agent and the Collateral Agent (or their applicable designees or sub-agents) on behalf of the Secured Parties as the Administrative Agent and the Collateral Agent may be directed by the Required Lenders and in accordance with the terms hereof and thereof and applicable law. Notwithstanding any other provision of this Agreement or any other Loan Document, if directed by the Required Lenders, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized to release any Liens created under any Loan Document and to release any Guarantee, in each case in connection with the exercise of remedies hereunder or under any other Loan Document so long as such release applies to all of the Loans and the other Obligations and any proceeds thereof are distributed in accordance with Section 4.02 of the Security Agreement. If so directed by the Required Lenders, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized to exercise any remedies hereunder or under any other Loan Document in accordance with the terms of the applicable Loan Document and applicable law. No Secured Party (other than the Collateral Agent) shall (i) institute against, or join any other Person in instituting against, a Loan Party any bankruptcy, reorganization, arrangement, Insolvency or Liquidation Proceeding, or other proceeding under any Bankruptcy Law, including under section 303 thereof, or other similar relief under other laws, without the written consent of the Administrative Agent, acting on the directions of the Required Lenders or (ii) instruct the Collateral Agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Loan Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting at the direction of the Required Lenders or as otherwise authorized herein, shall be entitled to take any such actions or exercise any remedies with respect to any Collateral at such time. Notwithstanding the foregoing, if so directed by the Required Lenders, each of the Administrative Agent and the Collateral Agent is irrevocably authorized, in connection with an Event of Default under Section 8 resulting from the failure to pay Obligations owing to the Lenders, to sue for payment of, or to initiate any suit, action or proceedings against any Loan Party to enforce payment of or to collect such Obligations.
(b)          Objection to Enforcement Actions. No Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent (at the direction of the Required Lenders) or any other exercise by the Collateral Agent of any rights or remedies relating to the Collateral.
(c)          Credit Bidding. The Collateral Agent (at the direction of the Required Lenders) shall have the exclusive right on behalf of all Secured Parties in any Insolvency or Liquidation Proceeding to credit bid for the Collateral using all or a pro rata portion of the Obligations as consideration so long as the equity and/or assets distributed to the Secured Parties as a result of an successful credit bid, or any proceeds thereof, are distributed in accordance with Section 4.02 of the Security Agreement. In any Insolvency or Liquidation Proceeding or other transaction involving the sale or other disposition of Collateral, except as provided in the immediately preceding sentence, no Secured Party (other than the Collateral Agent) may credit bid for Collateral.
(d)          No Interference; Payment Over. Each Secured Party (other than the Collateral Agent) agrees that (i) it will not (and hereby waives any right to) challenge or question in any proceeding the validity or enforceability of any Secured Obligations or any Loan Document or the validity, attachment, perfection or priority of any Lien under any Loan Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral or other exercise of remedies by the Collateral Agent (acting at the direction of the Required Lenders or as otherwise authorized under the Loan Documents); (iii) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the Collateral Agent or any other Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent (at the direction of the Required Lenders or as otherwise authorized under the Loan Documents) with respect to any Collateral in accordance with the provisions of this Agreement; and (iv) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Section 10.22.
(e)          DIP Financing. If any Loan Party shall become subject to a case (a "Bankruptcy Case") under any Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing ("DIP Financing") to be provided by one or more Lenders (the "DIP Lenders") under Section 364 of the Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Law, and such motion has the consent of the Required Lenders, each Lender agrees that it will raise no objection to any such financing or to the Liens on the Collateral securing the same ("DIP Financing Liens") or to any use of cash collateral that constitutes Collateral so long as (A) the Secured Parties of each class retain the benefit of their Liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case (giving effect to the payment priorities set forth in Section 4.02 of the Security Agreement), (B) the Secured Parties of each class are granted Liens on any additional collateral pledged to any other Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral or sale of Collateral, with the same priority vis-à-vis the Secured Parties as set forth in this Agreement (giving effect to the payment priorities set forth in Section 4.02 of the Security Agreement), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Secured Obligations, such amount is applied pursuant to Section 4.02 of the Security Agreement, (D) no Lender of any class is granted a DIP Financing Lien as part of a "roll up" of its Obligations in any such DIP Financing unless all Lenders are provided the opportunity to participate pro rata in any such DIP Financing involving a "roll up" of Obligations and that such "roll up" is provided on a pro rata basis and (E) if any Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral or sale of Collateral, the proceeds of such adequate protection are applied pursuant to Section 4.02 of the Security Agreement; provided that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

(f)          363-Sales. In any Insolvency or Liquidation proceeding, none of the Secured Parties shall be entitled to oppose (or shall oppose) (i) any sale or disposition of any assets of any of the Loan Parties or (ii) any procedure governing the sale or disposition of any assets of any of the Loan Parties, in each case that has the consent of the Required Lenders, and the Secured Parties will be deemed to have consented under Section 363 of the Bankruptcy Law to any sale, and any procedure for sale (and in each case any motion in support hereof), to which the Required Lenders have consented.
10.23          Intercreditor Agreement. Each of the Loan Parties, the Administrative Agent, the Lenders and the other Secured Parties (a) consents to, authorizes and ratifies the execution by the Collateral Agent, on behalf of the Secured Parties, of the Intercreditor Agreement on the Restructuring Effective Date, and any amendments or supplements expressly contemplated thereby, including without limitation, the execution of the documents contemplated by Section 2.5 of the Intercreditor Agreement in connection with the incurrence of the Working Capital Facility pursuant to Section 7.16(b)(xiii) (b) hereby agrees that it will be bound by (including by the waivers made therein on behalf of the Secured Parties) and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) acknowledges that it has received a copy of the Intercreditor Agreement and that the exercise of certain of the Secured Parties' rights and remedies hereunder and the other Loan Documents is subject to, and restricted by, the provisions of the Intercreditor Agreement. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL CONTROL.
*   *   *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
DRILLSHIP HYDRA OWNERS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIP PAROS OWNERS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIP KITHIRA OWNERS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIP SKOPELOS OWNERS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIP SKIATHOS OWNERS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

[Signature Page to the Credit Agreement]

DRILLSHIP SKYROS OWNERS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIP KYTHNOS OWNERS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

AGON SHIPPING INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIPS FINANCING HOLDING INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIPS OCEAN VENTURES INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILLSHIPS VENTURES PROJECTS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

[Signature Page to the Credit Agreement]

DRILLSHIPS PROJECTS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

DRILL RIGS HOLDINGS INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

OCEAN RIG 1 INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

OCEAN RIG 2 INC., as Borrower,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

OCEAN RIG UDW INC., as Parent,

By:	/s/ Savvas Tournis
Name: Savvas Tournis
Title: Attorney in fact

[Signature Page to the Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, As Administrative Agent and Collateral Agent,

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

[Signature Page to the Credit Agreement]

ANNEX I TO CREDIT AGREEMENT
GUARANTORS
1.            Ocean Rig UDW Inc. (Cayman Islands)
2.            Ocean Rig 1 Shareholders Inc. (MI)
3.            Ocean Rig 2 Shareholders Inc. (MI)
4.            Drill Rigs Operations Inc. (MI)
5.            OR Norge Operations Inc. (MI)
6.            Drillships Holdings Inc. (MI)
7.            Drillships Investment Inc. (MI)
8.            Drillship Hydra Shareholders Inc. (MI)
9.            Drillship Paros Shareholders Inc. (MI)
10.          Drillships Holdings Operations Inc. (MI)
11.          Ocean Rig Black Sea Coöperateif UA (NL)
12.          Ocean Rig Black Sea Operations B.V. (NL)
13.          Kithira Shareholders Inc. (MI)
14.          Skopelos Shareholders Inc. (MI)
15.          Ocean Rig Drilling Operations Coöperatief UA (NL)
16.          Ocean Rig Drilling Operations B.V. (NL)
17.          Drillships Investment Operations Inc. (MI)
18.          Ocean Rig Cuanza Operations Inc. (MI)
19.          Drillship Skiathos Shareholders Inc. (MI)
20.          Drillship Skyros Shareholders Inc. (MI)
21.          Drillship Kythnos Shareholders Inc. (MI)
22.          Drillships Ocean Ventures Operations Inc.
23.          Ocean Rig Cubango Operations Inc. (MI)
24.          Ocean Rig Operations Inc. (MI)
25.          Ocean Rig Management Services Inc. (MI)
26.          Ocean Rig Cayman Management Services SEZC Limited (Cayman Islands)
27.          Ocean Rig North Sea AS (No)
28.          Ocean Rig AS (No)
29.          Ocean Rig Offshore Management Limited (Jersey)
30.          OR Crewing Limited (Jersey)
31.          Ocean Rig Management Inc. (MI)
32.          Eastern Med Consultants (MI)
33.          Ocean Rig Investments Inc. (MI)
34.          Primelead Limited (Cyprus)
35.          Ship Investment Oceans Holdings Inc. (MI)